UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

LAM RESEARCH CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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September 21, 2012

Dear Lam Research Stockholders,

We cordially invite you to attend, in person or by proxy, the Lam Research Corporation 2012 Annual Meeting of Stockholders. The annual meeting will be held on Thursday, November 1, 2012, at 11:00 a.m. local time at the principal executive offices of Lam Research Corporation, which are located at 4650 Cushing Parkway, Fremont, California 94538. You may also listen to the annual meeting via webcast by clicking on the Calendar/Webcasts link at http://investor.lamresearch.com.

At this year’s annual meeting, the agenda includes the following items:

Agenda Item		Board Recommendation

Proposal No. 1:	Election of directors	FOR

Proposal No. 2:	Advisory vote on fiscal year 2012 executive compensation (“Say on Pay”)	FOR

Proposal No. 3:	Ratification of the appointment of independent registered public accounting firm for fiscal year 2013	FOR

Please refer to the proxy statement for detailed information about the annual meeting and each of the proposals, as well as voting instructions. Your vote is important, and we strongly urge you to cast your vote by the internet, phone or mail.

Sincerely yours,

Lam Research Corporation

James W. Bagley

Chairman of the Board

4650 Cushing Parkway

Fremont, California 94538

Telephone: 510-572-0200

NOTICE OF 2012 ANNUAL MEETING OF STOCKHOLDERS

DATE AND TIME	Thursday, November 1, 2012 at 11:00 a.m. local time
PLACE	Principal executive offices of Lam Research Corporation, 4650 Cushing Parkway, Fremont, California 94538
INTERNET	Listen to the annual meeting online by clicking on the Calendar/Webcasts link at http://investor.lamresearch.com. The proxy materials are also available at that website and at proxyvote.com.
AGENDA	Vote on Proposal No. 1:	Election of directors to serve for the ensuing year, and until their respective successors are elected and qualified

	Vote on Proposal No. 2:	Advisory vote on fiscal year 2012 executive compensation (“Say on Pay”)

	Vote on Proposal No. 3:	Ratification of the appointment of independent registered public accounting firm for fiscal year 2013
Transact other business that may properly come before the annual meeting (including any adjournment or postponement)
RECORD DATE	September 7, 2012. Only stockholders of record at the close of business on the Record Date are entitled to notice of and to vote at the annual meeting.
VOTING

Please vote as soon as possible, even if you plan to attend the annual meeting in person. You have three options for submitting your vote before the annual meeting: by the internet, phone or mail. The proxy statement and the accompanying proxy card provide detailed voting instructions.

By Order of the Board of Directors

Sarah A. O’Dowd

Secretary

This proxy statement is first being made available and/or mailed to our stockholders on or about September 21, 2012.

LAM RESEARCH CORPORATION

PROXY STATEMENT

FOR

2012 ANNUAL MEETING OF STOCKHOLDERS

To Be Held November 1, 2012

LAM RESEARCH CORPORATION

PROXY STATEMENT FOR

2012 ANNUAL MEETING OF STOCKHOLDERS

Our board of directors solicits your proxy for the 2012 Annual Meeting of Stockholders and any adjournment or postponement of the meeting, for the purposes described in the “Notice of 2012 Annual Meeting of Stockholders.” The table below shows important details about the annual meeting and voting. We use the terms “Lam Research,” the “Company,” “we,” “our,” “Lam’s,” and “us” in this proxy statement to refer to Lam Research Corporation, a Delaware corporation.

Record Date	September 7, 2012. Only stockholders of record at the close of business on the Record Date are entitled to receive notice of and to vote at the annual meeting.
Shares Outstanding	177,325,100 shares of common stock were outstanding as of the Record Date.
Quorum	A majority of shares outstanding on the Record Date constitutes a quorum. A quorum is required to transact business at the annual meeting.
Inspector of Elections	The Company will appoint an inspector of elections to determine whether a quorum is present. The inspector will also tabulate the votes cast by proxy or at the annual meeting.
Effect of Abstentions and Broker Non-Votes

Shares voted “abstain” and broker non-votes (shares held by brokers that do not receive voting instructions from the beneficial owner of the shares, and do not have discretionary authority to vote on a matter) will be counted as present for purposes of determining whether we have a quorum. For purposes of voting results, abstentions will not be counted with respect to the election of directors but will have the effect of “no” votes with respect to other proposals, and broker non-votes will not be counted with respect to any proposal.

Voting by Proxy	Stockholders may vote by internet, phone, or mail, per the instructions on the accompanying proxy card.
Voting at the Meeting

Stockholders can vote in person during the meeting. Stockholders of record will be on a list held by the inspector of elections. Each beneficial owner (an owner who is not the record holder of their shares) must obtain a proxy from the beneficial owner’s brokerage firm, bank, or the stockholder of record holding such shares for the beneficial owner, and present it to the inspector of elections with a ballot. Voting in person by a stockholder as described here will replace any previous votes of that stockholder submitted by proxy.

Changing Your Vote

Stockholders of record may change their votes by revoking their proxies. This may be done at any time before the polls close by (a) submitting a later-dated proxy by the internet, telephone or mail, or (b) submitting a vote in person at the annual meeting. Before the meeting, stockholders of record may also deliver voting instructions to our corporate secretary, Sarah A. O’Dowd, Office of the Secretary, Lam Research Corporation, 4650 Cushing Parkway, Fremont, California 94538. If a beneficial owner holds shares through a bank or brokerage firm, or another stockholder of record, the beneficial owner must contact the stockholder of record in order to revoke any prior voting instructions.

Voting Instructions

If a stockholder completes and submits proxy voting instructions, the people named on the proxy card as proxy holders (the “Proxy Holders”) will follow the stockholder’s instructions. If a stockholder submits proxy voting instructions but does not include voting instructions for each item, the Proxy Holders will vote as the board recommends on each item for which the stockholder did not include an instruction. The Proxy Holders will vote on any other matters properly presented at the annual meeting in accordance with their best judgment.

Voting Results	We will announce preliminary results at the annual meeting. We will report final voting results at http://investor.lamresearch.com and in a Form 8-K to be filed shortly after the annual meeting.
Availability of Proxy Materials

We mailed this proxy statement and the accompanying proxy card and 2012 Annual Report to stockholders entitled to vote at the annual meeting who have designated a preference for a printed copy beginning on September 21, 2012. Stockholders who previously chose to receive proxy materials electronically were sent an email with instructions on how to access this year’s proxy materials and the proxy voting site.

We have also provided our stockholders access to our proxy materials over the internet in accordance with rules and regulations adopted by the United States Securities and Exchange Commission (“SEC”). These materials are available on our website at http://investor.lamresearch.com and at proxyvote.com. We will furnish, without charge, a printed copy of these materials and our 2012 Annual Report (including exhibits) on request by phone (510-572-1615), by mail (to Investor Relations, 4650 Cushing Parkway, Fremont, California 94538), or by email (to investor.relations@lamresearch.com).

A Notice of Internet Availability of Proxy Materials will be mailed beginning on September 21, 2012 to all stockholders entitled to vote at the meeting. The notice will have instructions for stockholders on how to access our proxy materials through the internet and how to request that a printed copy of the proxy materials be mailed to them. The notice will also have instructions on how to elect to receive all future proxy materials electronically or in printed form. If you choose to receive future proxy materials electronically, you will receive an email each year with instructions on how to access the proxy materials and proxy voting site.

Proxy Solicitation Costs

The Company will bear the cost of all proxy solicitation activities. Our directors, officers and other employees may solicit proxies personally or by telephone, email or other communication means, without any cost to Lam Research. In addition, we have retained Phoenix Advisory Partners to assist in obtaining proxies by mail, facsimile or email from brokers, bank nominees and other institutions for the annual meeting. The estimated cost of such services is $8,500 plus out-of-pocket expenses. Phoenix Advisory Partners may be contacted at 110 Wall Street, 27th Floor, New York, New York 10005. We are required to request that brokers and nominees who hold stock in their names furnish our proxy materials to the beneficial owners of the stock, and we must reimburse these brokers and nominees for the expenses of doing so in accordance with statutory fee schedules.

OTHER MEETING INFORMATION

Voting on Proposals

Pursuant to Proposal No. 1, board members will be elected at the annual meeting to fill eleven seats on the board under a “majority vote” standard. The majority voting standard means that, even though there are eleven nominees for the eleven board seats, a nominee will be elected only if he or she receives an affirmative “for” vote from stockholders owning, as of the Record Date, at least a majority of the shares present and voted at the meeting in such nominee’s election by proxy or in person. If an incumbent fails to receive the required majority, his or her previously submitted resignation will be promptly considered by the board. Each stockholder may cast one vote (“for” or “withhold”), per share held, for each of the eleven nominees. Stockholders may not cumulate votes in the election of directors.

Each share is entitled to one vote on Proposals No. 2 and 3. Votes may be cast “for,” “against” or “abstain” on those Proposals.

If a stockholder votes by means of the proxy solicited by this proxy statement and does not instruct the Proxy Holders how to vote, the Proxy Holders will vote: “for” all individuals nominated by the board; “for” approval, on an advisory basis, of the fiscal year 2012 compensation of the Company’s named executive officers; and “for” the ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2013.

If you choose to vote in person, you will have an opportunity to do so at the annual meeting. You may either bring your proxy card to the annual meeting, or if you do not bring your proxy card, the Company will pass out written ballots to anyone who was a stockholder as of the Record Date. As noted above, if you are a beneficial owner (an owner who is not the record holder of their shares), you will need to obtain a proxy from your brokerage firm, bank, or the stockholder of record holding shares on your behalf.

Voting by 401(k) Plan Participants

Employee participants in Lam’s Savings Plus Plan, Lam Research 401(k) and the Novellus 401(k) Plan (the “401(k) Plans”) who held the Company’s common stock in their personal 401(k) Plan accounts as of the Record Date will receive this proxy statement, so that each participant may vote, by proxy, his or her interest in the Company’s common stock as held by the 401(k) Plans. The 401(k) Plan trustees, or the Company’s Savings Plus Plan, Lam Research 401(k) Committee as the administrator of the 401(k) Plans, will aggregate and vote proxies in accordance with the instructions in the proxies of employee participants that they receive.

Stockholder Accounts Sharing the Same Last Name and Address

To reduce the expense of delivering duplicate proxy materials to stockholders who may have more than one account holding Lam Research stock but who share the same address, we have adopted a procedure approved by the SEC called “householding.” Under this procedure, stockholders of record who have the same address and last name will receive only one copy of our proxy statement and annual report unless one of the stockholders notifies our investor relations department that he or she wants to receive separate copies. This procedure reduces duplicate mailings and therefore saves printing and mailing costs, as well as natural resources. Stockholders who participate in householding will continue to have access to all proxy materials at http://investor.lamresearch.com, as well as the ability to submit separate proxy voting instructions for each account through the internet or by phone.

Stockholders may request separate copies of the proxy materials for multiple accounts holding Lam Research stock by contacting the Company by phone (510-572-1615), by mail (to Investor Relations, 4650 Cushing Parkway, Fremont, California 94538) or by email (to investor.relations@lamresearch.com). Stockholders may also request consolidation of proxy materials mailed to multiple accounts at the same address.

Stockholder-Initiated Proposals and Nominations for 2013 Annual Meeting

Proposals submitted under SEC rules for inclusion in the Company’s proxy statement. Stockholder-initiated proposals (other than director nominations) may be eligible for inclusion in our proxy statement for next year’s 2013 annual meeting (in accordance with SEC Rule 14a-8) and for consideration at the annual meeting. The Company must receive a stockholder proposal no later than May 23, 2013 for the proposal to be eligible for inclusion. Any stockholder interested in submitting a proposal or nomination is advised to contact legal counsel familiar with the detailed securities law requirements for submitting proposals or nominations for inclusion in a company’s proxy statement.

Proposals and nominations under Company bylaws. Stockholders may also submit proposals for consideration, and nominations of director candidates for election, at the annual meeting by following certain requirements set forth in our bylaws. The current applicable provisions of our bylaws are described below. Proposals will not be eligible for inclusion in the Company’s proxy statement unless they are submitted in compliance with then applicable SEC rules; however, they will be presented for discussion at the annual meeting if the requirements established by our bylaws for stockholder proposals and nominations have been satisfied. Under current SEC rules, stockholder nominations for directors are not eligible for inclusion in the Company’s proxy materials.

Our bylaws establish requirements for stockholder proposals and nominations to be discussed at the annual meeting even though they are not included in our proxy statement. Assuming that the 2013 annual meeting takes place at roughly the same date next year as the 2012 annual meeting (and subject to any change in our bylaws—which would be publicly disclosed by the Company—and to any provisions of then-applicable SEC rules), the principal requirements for the 2013 annual meeting would be as follows:

For proposals and for nominations:

•

A stockholder of record (“the Stockholder”) must submit the proposal or nomination in writing; it must be received by the secretary of the Company no earlier than July 5, 2013, and no later than August 6, 2013;

•

The Stockholder’s notice to the secretary of a proposal or nomination must state for each of the Stockholder and the beneficial owner of Company common stock, if any, on behalf of whom the proposal or nomination is being made (a “Beneficial Owner”):

•	the name and record address of the Stockholder and the Beneficial Owner;

•	the class, series and number of shares of capital stock of the Company that are owned beneficially or of record by the Stockholder and the Beneficial Owner;

•

a description of any options, warrants, convertible securities, or similar rights held by the Stockholder or the Beneficial Owner with respect to the Company’s stock, and any other opportunities by the Stockholder or the Beneficial Owner to profit or share in any profit derived from any increase or decrease in the value of shares of the Company, including through a general or limited partnership or ownership interest in a general partner;

•	a description of any proxies, contracts, or other voting arrangements to which the Stockholder or the Beneficial Owner is a party concerning the Company’s stock;

•	a description of any short interest held by the Stockholder or the Beneficial Owner in the Company’s stock;

•	a description of any rights to dividends separated or separable from the underlying shares of the Company to which the Stockholder or the Beneficial Owner are entitled;

•	any other information relating to the Stockholder or the Beneficial Owner that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in a contested election pursuant to Section 14 of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules and regulations pursuant thereto; and

•

a statement whether or not the Stockholder or the Beneficial Owner will deliver a proxy statement and form of proxy to holders of, in the case of a proposal, at least the percentage of voting power of all of the shares of capital stock of the Company required under applicable law to carry the proposal or, in the case of nominations, at least the percentage of voting power of all of the shares of capital stock of the Company reasonably believed by the Stockholder or the Beneficial Owner, as the case may be, to be sufficient to elect the nominee or nominees proposed to be nominated by the Stockholder or Beneficial Owner under a majority voting standard.

Additionally, for nominations, the notice must:

•

Set forth, as to each person whom the Stockholder proposes to nominate for election or reelection as a director, all information relating to such person as would be required to be disclosed in solicitations of proxies for the election of such nominees as directors pursuant to Regulation 14A under the Exchange Act;

•	Be accompanied by a written consent of each proposed nominee to be named as a nominee and to serve as a director if elected; and

•

Be accompanied by a statement whether such person, if elected, intends to tender, promptly following such person’s election or reelection, an irrevocable resignation effective upon such person’s failure to receive the required vote for reelection at the next meeting at which such person would face reelection and upon acceptance of such resignation by the board, in accordance with our corporate governance guidelines.

Additionally, for proposals, the notice must set forth a brief description of such business, the reasons for conducting such business at the meeting and any material interest in such business of such Stockholder and the Beneficial Owner, if any, on whose behalf the proposal is made.

For a full description of the requirements for submitting a proposal or nomination, see the Company’s bylaws. Submissions or questions should be sent to: Sarah A. O’Dowd, Office of the Secretary, Lam Research Corporation, 4650 Cushing Parkway, Fremont, California 94538.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

NOMINEES FOR DIRECTOR

A board of eleven directors is to be elected at the 2012 annual meeting. In general, the eleven nominees who receive the highest number of “for” votes will be elected. However, any nominee who fails to receive affirmative approval from holders of a majority of the votes cast in such nominee’s election at the annual meeting, either by proxy or in person, will not be elected to the board, even if he or she is among the top eleven nominees in total “for” votes. This requirement reflects the majority vote provisions implemented by the Company in November 2009. The term of office of each person elected as a director will be for the ensuing year, and until his or her successor is elected and qualified.

Unless otherwise instructed, the Proxy Holders will vote the proxies received by them for the eleven nominees named below, each of whom is currently a director of the Company. The proxies cannot be voted for more than eleven nominees, whether or not there are additional nominees. If any nominee of the Company should decline or be unable to serve as a director as of the time of the annual meeting, and unless otherwise instructed, the proxies will be voted for any substitute nominee designated by the present board of directors to fill the vacancy. The Company is not aware of any nominee who will be unable, or will decline, to serve as a director.

The individuals in the table below who are shown as nominees for reelection have been nominated for election to the board of directors in accordance with the criteria and procedures discussed below in “Corporate Governance.” The eleven directors to be elected is fewer than the fifteen members as of the filing date, and the board has reduced the size of the board to eleven, effective as of the end of the current directors’ term.

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE “FOR”

EACH OF THE NOMINEES FOR DIRECTOR SET FORTH BELOW.

The following table sets forth certain information concerning the nominees to the board, including their qualifications to serve and their ages as of September 1, 2012.

Board Member Name and Current Board Role(s)	Principal Occupation and Business Experience During Past Five Years
Martin B. Anstice, age 45 Nominee for reelection President and Chief Executive Officer

Mr. Anstice has been a director of the Company since February 2012 and has served as the Company’s President and Chief Executive Officer since January 2012. Mr. Anstice joined the Company in April 2001 as Senior Director, Operations Controller, was promoted to the position of Managing Director and Corporate Controller in May 2002, and was promoted to Group Vice President, Chief Financial Officer, and Chief Accounting Officer in June 2004. He was appointed Executive Vice President and Chief Operating Officer in September 2008 and President in December 2010. Prior to joining the Company, Mr. Anstice held various finance positions from 1988 to 1999 at Raychem Corporation, a global materials science company. Subsequent to the acquisition of Raychem by Tyco International, a global provider of engineered electronic components, network solutions and wireless systems, he assumed responsibilities supporting mergers and acquisition activities of Tyco Electronics.

Mr. Anstice is an Associate member of the Institute of Chartered Management Accountants in the United Kingdom.

The board has concluded that Mr. Anstice is qualified to serve as a director of the Company because of his experience in the semiconductor equipment industry, including as current President and Chief Executive Officer of the Company, past President and Chief Operating Officer, and past Chief Financial Officer of the Company, and as a director of the Company, as well as his strong leadership and prior experience as a corporate executive.

Board Member Name and Current Board Role(s)	Principal Occupation and Business Experience During Past Five Years
Eric K. Brandt, age 50 Nominee for reelection Audit Committee member

Mr. Brandt has been a director of the Company since September 2010. Mr. Brandt serves as Executive Vice President and Chief Financial Officer of Broadcom Corporation, a global supplier of semiconductor devices, a role in which he has served since joining Broadcom in March 2007. From September 2005 to March 2007, Mr. Brandt served as President and Chief Executive Officer of Avanir Pharmaceuticals, Inc., a pharmaceutical company. Prior to Avanir Pharmaceuticals, Mr. Brandt was Executive Vice President-Finance and Technical Operations and Chief Financial Officer of Allergan Inc., a global specialty pharmaceutical company, where he also held a number of other senior positions following his arrival there in May 1999.

Mr. Brandt serves as a member of the board of directors and a member of the compensation committee of Dentsply International, Inc., a manufacturer and distributor of dental product solutions. He previously served as a member of the boards of directors of Avanir Pharmaceuticals and of Vertex Pharmaceuticals, Inc., a pharmaceutical company, where he was chair of the audit committee.

Mr. Brandt received a B.S. in Chemical Engineering from the Massachusetts Institute of Technology and an M.B.A. from the Harvard Graduate School of Business.

The board has concluded that Mr. Brandt is qualified to serve as a director of the Company because of his financial expertise including as an active chief financial officer of a publicly traded company that is a customer of our customers, his experience in the semiconductor industry, and his service on other boards of directors.

Michael R. Cannon, age 59 Nominee for reelection Compensation Committee member Nominating and Governance Committee member

Mr. Cannon has been a director of the Company since February 2011. He is the General Partner of MRC & LBC Partners, LLC. From February
2007 until his retirement in January 2009, Mr. Cannon served as
President of Global Operations of Dell Inc., a computer systems manufacturer and services provider. Prior to joining Dell, he was
President and Chief Executive Officer of Solectron Corporation, an
electronic manufacturing services company, from January 2003 to
February 2007. From July 1996 to January 2003, Mr. Cannon served as
President and Chief Executive Officer of Maxtor Corporation, a disk drive and storage systems manufacturer.

Mr. Cannon serves on the boards of directors of Adobe Systems Inc., a diversified software company, and Seagate Technology Public Limited, a disk drive and storage solutions company. Mr. Cannon previously served on the boards of directors of Solectron and the Elster Group SE, a metering and smart grid technology company.

He studied mechanical engineering at Michigan State University and completed the Advanced Management Program at the Harvard Graduate
School of Business.

The board has concluded that Mr. Cannon is qualified to serve as a director of the Company because of his experience as a director on other public company boards, his experience in leadership roles at a public corporation that is a customer of our customers, and his industry and technology knowledge.

Board Member Name and Current Board Role(s)	Principal Occupation and Business Experience During Past Five Years
Youssef A. El-Mansy, age 67 Nominee for reelection Compensation Committee member

Dr. El-Mansy has been a director of the Company since June 2012. He is the retired Vice President, Director of Logic Technology Development, at Intel Corporation, a leading producer of microchips, computing and communications products, where he was responsible for managing technology development, the processor design center for Intel’s Technology and Manufacturing Group and two wafer manufacturing facilities. Dr. El-Mansy joined Intel in 1979 and led microprocessor technology development at Intel for 20 years.

Dr. El-Mansy served on the board of directors of Novellus Systems, Inc., a semiconductor wafer fabrication equipment company, from April 2004 until its merger with Lam Research in June 2012 and on the board of directors of Zygo Corporation, a designer and manufacturer of optical systems, from July 2004 to June 2009.

Dr. El-Mansy holds Bachelor of Science and Masters degrees in Electronics and Communications from Alexandria University in Egypt and a Ph.D. in Electronics from Carleton University in Ottawa, Canada.

The board has concluded that Dr. El-Mansy is qualified to serve as a director of the Company because of his more than 30 years of experience as an executive focused on the manufacturing of technological devices and components for a company that is a customer of the Company; his knowledge of the business and operations of Novellus, resulting from his service as a director of Novellus since 2004; and his public company experience as a director and member of a compensation committee of another publicly traded company.

Christine A. Heckart, age 46 Nominee for reelection Compensation Committee member

Ms. Heckart has been a director of the Company since April 2011. She is the Chief Marketing Officer of ServiceSource, a service revenue management company. From 2010 to 2012, she was the Chief Marketing Officer at NetApp, Inc., a leading provider of data storage and management solutions. Ms. Heckart served as General Manager for the TV, video and music business of Microsoft Corporation, a developer of software, services, and hardware, from 2005 to 2010; and she led global marketing at Juniper Networks, Inc., a provider of network infrastructure solutions, from 2002 to 2005. She was President at TeleChoice, Inc, a consulting firm specializing in business and marketing strategies, from 1995 to 2002.

Ms. Heckart holds a degree in economics from the University of Colorado at Boulder.

The board has concluded that Ms. Heckart is qualified to serve as a director of the Company because of her experience in leadership roles at public corporations, her knowledge of the electronics industry and her strong marketing background.

Board Member Name and Current Board Role(s)	Principal Occupation and Business Experience During Past Five Years
Grant M. Inman, age 70 Nominee for reelection Compensation Committee Chair Nominating and Governance Committee member

Mr. Inman has been a director of the Company since August 1981. He is the founder and General Partner of Inman Investment Management, a venture investment firm formed in 1998. Prior to 1998, he co-founded and served as General Partner of Inman & Bowman, a venture capital firm formed in 1985. Mr. Inman was a general partner of the investment banking firm Hambrecht & Quist from 1980 to 1985.

Mr. Inman has served on the board of directors of Paychex, Inc., a payroll and human resources outsourcing services company, since 1983 and is a Trustee of The University of California, Berkeley Foundation. He previously served as a director of Wind River Systems, Inc., a developer of operating systems, middleware and software development tools, from June 1999 to July 2009.

Mr. Inman holds a B.A. degree in economics from the University of Oregon and an M.B.A. from the University of California, Berkeley.

The board has concluded that Mr. Inman is qualified to serve as a director of the Company because of his prior service as a director of the Company, his industry knowledge, his extensive experience on other boards (including as chairman of audit, compensation and nominating and governance committees), and the diverse perspective he brings from his venture investment experience.

Catherine P. Lego, age 55 Nominee for reelection Audit Committee Chair

Ms. Lego has been a director of the Company since January 2006. From December 1999 to December 2009, she was the General Partner of The Photonics Fund, LLP, a venture capital investment firm that she founded. Prior to forming The Photonics Fund, she founded Lego Ventures LLC, a consulting services firm for early stage electronics companies, and practiced as a Certified Public Accountant with Coopers & Lybrand, an accounting firm.

Ms. Lego currently serves on the board of directors and chairs the audit committee of SanDisk Corporation, a global developer of flash memory storage solutions.

She received a B.A. in economics and biology from Williams College and an M.S. in Accounting from the New York University Graduate School of Business.

The board has concluded that Ms. Lego is qualified to serve as a director of the Company because of her prior service on the board, her substantial accounting and financial expertise, her knowledge of the electronics industry and the perspective of companies that are customers of our customers, and experience on other boards, including her current service as chairman of the audit committee of SanDisk.

Board Member Name and Current Board Role(s)	Principal Occupation and Business Experience During Past Five Years
Stephen G. Newberry, age 58 Nominee for reelection Vice Chairman

Mr. Newberry has been a director of the Company since June 2005 and has served as the Vice Chairman of the Company’s board since December 2010. He served as the Company’s Chief Executive Officer from June 2005 to January 2012, the Company’s President from July 1998 to December 2010, and the Company’s Chief Operating Officer from 1997 to 2005. Mr. Newberry joined the Company in August 1997 as Executive Vice President and Chief Operating Officer. Prior to joining the Company, Mr. Newberry held various executive positions at Applied Materials, Inc. during his 17-year tenure there.

Mr. Newberry serves on the boards of directors of Nanometrics Incorporated, a provider of process control metrology and inspection systems, and Semiconductor Equipment and Materials International (“SEMI”), a global semiconductor industry trade association. Mr. Newberry previously served as a director of Amkor Technology, Inc., a provider of outsourced semiconductor packaging assembly and test services, and Nextest Systems Corporation, a developer of automated test equipment systems for the semiconductor industry

Mr. Newberry is a graduate of the U.S. Naval Academy and the Harvard Graduate School of Business.

The board has concluded that Mr. Newberry is qualified to serve as a director of the Company because of his 30 years’ experience in the semiconductor equipment industry, his comprehensive understanding of the Company and its products, markets, and strategies gained through his role as an executive of our Company, including as our Chief Executive Officer, his active role in the semiconductor industry’s trade association, and his strong leadership and operations expertise.

Krishna C. Saraswat, age 65 Nominee for reelection Nominating and Governance Committee member

Dr. Saraswat has been a director of the Company since June 2012. He has served as the Rickey/Nielsen Professor in the School of Engineering of Stanford University since 2004. He has also served as a Professor of Electrical Engineering and a Professor of Material Science and Engineering at Stanford University since 1983.

Dr. Saraswat served on the board of Novellus from February 2011 until its merger with Lam Research in June 2012.

Dr. Saraswat received his B.E. degree in Electronics in 1968 from the Birla Institute of Technology and Science, Pilani, India, and his M.S. and Ph.D. degrees in Electrical Engineering in 1969 and 1974, respectively, from Stanford University. At Stanford University he has been engaged in research on new and innovative materials, structures, and process technology of silicon, germanium and III-V devices and interconnects for VLSI and nanoelectronics.

The board has concluded that Dr. Saraswat is qualified to serve as a director of the Company because of his diverse and extensive experience in research and development of materials, structures and process technology directly related to our industry; his experience as a professor studying and teaching electrical engineering in those areas; his strong academic credentials, including his recognition as a recipient of numerous awards and his publication of more than 650 technical papers; and his experience as a director of Novellus since 2011.

Board Member Name and Current Board Role(s)	Principal Occupation and Business Experience During Past Five Years
William R. Spivey, age 65 Nominee for reelection Nominating and Governance Committee member

Dr. Spivey has been a director of the Company since June 2012. From July 2000 to September 2001, he was President and Chief Executive Officer of Luminent, Inc., a producer of fiber optic components. From October 1997 to July 2000, he was Group President, Network Products Group of Lucent Technologies, a producer of world-wide communications products. Previously he held senior executive positions at AT&T Microelectronics, a communications company; Tektronix, Inc., a provider of communications network management and diagnostic solutions; Honeywell; and General Electric.

Dr. Spivey serves on the boards of directors of Cascade Microtech, Inc., a developer of precision electrical measurement and test of advanced semiconductor devices, and Raytheon Company, a prime contractor on a broad portfolio of defense and related programs for government customers. He also served on the boards of Novellus from May 1998 until its merger with Lam Research in June 2012; Laird PLC, a global provider of products and technology solutions, from 2002 to 2012; ADC Telecommunications, a supplier of networking products and systems, from 2004 to 2010; Lyondell Chemical Company, from 2000 to 2007; and Luminent, from 2000 to 2001.

Dr. Spivey holds a Bachelor of Science degree in Physics from Duquesne University, a Masters degree in Physics from Indiana University of Pennsylvania and a Ph.D. in Management from Walden University.

The board has concluded that Dr. Spivey is qualified to serve as a director of the Company because of his managerial experience at several technology companies; his service as a director of multiple public companies; his experience as lead independent director and compensation and nominating and governance committee member; and his service as a director of Novellus since 1998.

Abhijit Y. Talwalkar, age 48 Nominee for reelection Compensation Committee member Nominating and Governance Committee member

Mr. Talwalkar has been a director of the Company since February 2011. Since 2005, he has been the President and Chief Executive Officer of LSI Corporation, a leading provider of silicon, systems and software technologies for the storage and networking markets. Prior to becoming the LSI President and Chief Executive Officer, Mr. Talwalkar acted in several executive leadership roles at Intel from 1993 to 2005.

Mr. Talwalkar also serves on the boards of LSI and the U.S. Semiconductor Industry Association, a semiconductor industry trade association.

He has a degree in electrical engineering from Oregon State University.

The board has concluded that Mr. Talwalkar is qualified to serve as a director of the Company because of his experience in the semiconductor industry, including as the chief executive officer of a semiconductor company, his leadership roles at other semiconductor companies, and his active role in the semiconductor industry’s trade association.

In addition to the biographical information above regarding each director’s specific experience, attributes, positions and qualifications, we believe that each of our nominees, while serving as a director and/or officer of the Company, has performed his or her duties with critical attributes such as honesty, integrity, wisdom, and an adherence to high ethical standards. Each nominee has demonstrated strong business acumen, an ability to make independent analytical inquiries, an ability to understand the Company’s business environment, and an ability to exercise sound judgment, as well as a commitment to the Company and its core values. We believe the nominees have an appropriate diversity of viewpoints and experiences that will encourage a robust decision-making process for the board.

SECURITY OWNERSHIP

OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below sets forth the beneficial ownership of shares of Lam’s Common Stock by: (i) each person or entity who the Company believes beneficially owned more than 5% of Lam’s common stock on the date set forth below; (ii) each current director of the Company; (iii) each named executive officer identified below in the “Compensation Discussion and Analysis” section; and (iv) all current directors and current executive officers as a group. With the exception of 5% owners, and unless otherwise noted, the information below reflects holdings as of September 7, 2012, which is the Record Date for the 2012 annual meeting and the most recent practicable date for determining ownership. For 5% owners, holdings are as of September 7, 2012, which is the most practicable date for determining their holdings based on their most recent ownership reports filed with the SEC. The percentage of the class owned is calculated using 177,325,100 as the number of shares of Lam’s Common Stock outstanding on September 7, 2012.

Name of Person or Identity of Group	Shares Beneficially Owned (1)	Percentage of Class
5% Stockholders
JP Morgan Asset Management 245 Park Avenue New York, NY 10167-0002	12,142,006	6.8%
The Vanguard Group, Inc. 100 Vanguard Boulevard Malvern, PA 19355	11,453,312	6.5%
AllianceBernstein L.P. 1345 Avenue of the Americas New York, NY 10105	9,709,527	5.5%
Directors
Martin B. Anstice (also a Named Executive Officer)	65,170	*
James W. Bagley	142,000	*
Robert M. Berdahl	11,570	*
Eric K. Brandt	9,415	*
Michael R. Cannon	4,792	*
Youssef A. El-Mansy	28,818	*
Christine A. Heckart	4,942	*
Grant M. Inman	90,818	*
Catherine P. Lego	33,818	*
Stephen G. Newberry (also a Named Executive Officer)	203,638	*
Kim E. Perdikou	4,942	*
Krishna C. Saraswat	14,476	*
William R. Spivey	50,196	*
Abhijit Y. Talwalkar	4,942	*
Delbert A. Whitaker	24,320	*
Named Executive Officers (“NEOs”)
Richard A. Gottscho	31,523	*
Ernest E. Maddock	55,088	*
Sarah A. O’Dowd	62,045	*
Mukund Srinivasan	28,382	*
All current directors and executive officers as a group (20 people) (2)	1,232,788	*

*	Less than 1%.

(1)

Includes shares subject to outstanding stock options that are now exercisable or will become exercisable within 60 days after September 7, 2012, as well as restricted stock units (“RSUs”) that will vest within that time period, as follows:

Martin B. Anstice	29,120

Robert M. Berdahl	3,620

Eric K. Brandt	4,918

Michael R. Cannon	3,620

Youssef A. El-Mansy	1,820

Christine A. Heckart	3,620

Grant M. Inman	3,620

Catherine P. Lego	3,620

Stephen G. Newberry	123,700

Kim E. Perdikou	3,620

Krishna C. Saraswat	1,820

William R. Spivey	1,820

Abhijit Y. Talwalkar	3,620

Delbert A. Whitaker	1,820

Ernest E. Maddock	24,480

Sarah A. O’Dowd	38,658

All current directors and executive officers as a group (20 people) (2)	540,371

As discussed in “Director Compensation” below, non-employee directors receive an annual equity grant as part of their compensation. These grants generally vest on November 1, subject to continued service on the board as of that date, but the shares are delivered in the following January. For 2012, Dr. Berdahl; Messrs. Cannon, Inman and Talwalkar; and Mses. Heckart, Lego and Perdikou each received grants of 3,620 RSUs. Drs. El-Mansy, Saraswat and Spivey and Mr. Whitaker each received pro-rated grants of 1,820 RSUs. These RSUs are included in the tables above, although the directors will not actually receive them until January 2013.

(2)	In addition to the directors and NEOs, this group includes our chief operating officer, who joined the Company in June 2012.

CORPORATE GOVERNANCE

Our board of directors and members of management are committed to responsible corporate governance that will ensure that the Company is managed for the long-term benefit of its stockholders. To that end, the board and management periodically review and update, as appropriate, the Company’s corporate governance policies and practices. As part of that process, the board and management review the requirements of federal and state law, including rules and regulations of the SEC; the listing standards for the NASDAQ Global Select Market (“NASDAQ”); published guidelines and recommendations of institutional stockholder organizations; and published guidelines of other selected public companies.

Corporate Governance Policies

We have instituted a variety of policies and procedures to foster and maintain responsible corporate governance, including the following:

Board committee charters. Each of the board’s standing committees—audit, compensation and nominating and governance committees — has a written charter adopted by the board that establishes practices and procedures for the committee in accordance with applicable corporate governance rules and regulations. Each committee reviews its charter annually and recommends changes to the board, as appropriate. Each committee charter is available on the investors’ page of Lam’s web site at http://investor.lamresearch.com. Please also refer to “Board Committees,” below, for a description of responsibilities of these standing committees.

Corporate governance guidelines. We adhere to written corporate governance guidelines, adopted by the board and reviewed annually by the nominating and governance committee and the board. Selected provisions of the guidelines are discussed below, including in the “Board Nomination Policies and Procedures,” “Director Independence Policies” and “Other Governance Practices” sections below.

Corporate code of ethics. We maintain a code of ethics that applies to all employees, officers, and members of the board. The code of ethics establishes standards reasonably necessary to promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships, and full, fair, accurate, timely, and understandable disclosure in the periodic reports we file with the SEC and in other public communications. We will promptly disclose to the public any amendments to, or waivers from, any provision of the code of ethics, to the extent required by applicable laws. We intend to make this public disclosure by posting the relevant material on our website, to the extent permitted by applicable laws. A copy of the code of ethics is available on the investors’ page of Lam’s web site at http://investor.lamresearch.com.

Global standards of business conduct policy. We maintain written standards of appropriate business conduct in a variety of business situations that apply to employees worldwide. Among other things, these global standards of business conduct prohibit employees from engaging in “short sales” of Lam Research securities or from purchasing “put” or “call” options for Lam Research securities (other than through our equity incentive plans or employee stock purchase plans). These measures help to ensure that our employees will not benefit from a decline in Lam’s stock price, and will remain focused on our business success.

Insider trading policy. Our insider trading policy restricts the trading of Company stock by our directors, officers, and employees, and includes provisions addressing insider blackout periods, margin accounts and hedging transactions.

Board Nomination Policies and Procedures

Board membership criteria. Under our corporate governance guidelines, the nominating and governance committee is responsible for assessing the appropriate balance of experience, skills and characteristics required for the board and for recommending director nominees to the independent directors.

The guidelines direct the committee to consider all factors it considers appropriate. The committee need not consider all of the same factors for every candidate. Factors considered may include, among other things: diversity with respect to any attribute(s) the board considers desirable; experience; business acumen; wisdom; integrity; judgment; the ability to make independent analytical inquiries; the ability to understand the Company’s business environment; the candidate’s willingness and ability to devote adequate time to board duties; specific skills, background or experience considered necessary or desirable for board or committee service; specific experiences with other businesses or organizations that may be relevant to the Company or its industry; and the interplay of a candidate’s experiences and skills with the experiences and skills of other board members.

Prior to recommending that an incumbent non-employee director be nominated for reelection to the board, the committee reviews the experiences, skills and qualifications of the director to assess the continuing relevance of the director’s experiences, skills and qualifications to those considered necessary or desirable for the board at that time.

Board members may not serve on more than four boards of public companies (including the Company’s board). In addition, board nominees must be under the age of 75 years when nominated. For this reason, Dr. Robert M. Berdahl has not been nominated for reelection at this annual meeting.

Nomination procedure. The nominating and governance committee identifies, evaluates and recommends qualified candidates for appointment or election to the board. The committee considers recommendations from a variety of sources, including search firms, board members, executive officers and stockholders. Formal nominations are made by the independent members of the board.

Certain provisions of our bylaws apply to the nomination or recommendation of candidates by a stockholder. Information regarding the nomination procedure is provided in the section above captioned “Stockholder-Initiated Proposals and Nominations for 2013 Annual Meeting.”

Director Independence Policies

Board independence requirements. Our corporate governance guidelines require that at least a majority of the board members be independent in accordance with NASDAQ rules. No director will qualify as “independent” unless the board affirmatively determines that the director has no relationship that would interfere with the exercise of independent judgment as a director. In addition, no non-employee director may serve as a consultant or service provider to the Company without the approval of a majority of the independent directors (and any such director’s independence must be reassessed by the full board following such approval).

Board member independence. The board has determined that all current directors, other than Messrs. Anstice, Bagley and Newberry, are independent in accordance with NASDAQ criteria for director independence.

Board committee independence. All members of the board’s three standing committees—the audit, compensation, and nominating and governance committees—must be independent in accordance with applicable NASDAQ criteria as well as, in the case of the compensation committee, applicable rules under section 162(m) of the Internal Revenue Code. See “Board Committees” below for a description of the responsibilities of the board’s standing committees.

Lead independent director. Our corporate governance guidelines authorize the board to designate a lead independent director from among the independent board members. The lead independent director is responsible for coordinating the activities of the independent members of the board, consulting with the chairman regarding matters such as schedules of and agendas for board meetings and the retention of consultants reporting to the board, and developing the agenda for and moderating executive sessions of the board’s independent directors. Dr. Berdahl has served as the lead independent director since 2004. The board has designated Grant Inman to serve as lead independent director beginning immediately upon his reelection at this annual meeting.

Executive sessions of independent directors. The board and its standing committees hold meetings of the independent directors and committee members, without management present, as part of each regularly scheduled meeting and at any other time at the discretion of the board or committee, as applicable.

Board access to independent advisors. The board as a whole, and each of the board standing committees separately, may retain, at the Company’s expense, and may terminate, in their discretion, any independent consultants, counselors, or advisors as they deem necessary or appropriate to fulfill their responsibilities.

Leadership Structure of the Board

The current leadership structure of the board consists of a chairman, a vice chairman and a lead independent director. The chairman, Mr. Bagley, and the vice chairman, Mr. Newberry, are former chief executive officers of the Company. As announced on August 30, 2012, Mr. Bagley has decided to retire from the industry, including his position on Lam’s board, effective as of this annual meeting. Following the annual meeting, assuming his reelection to the board, Mr. Newberry will serve as chairman, and there will be no vice chairman.

The board believes that this is the appropriate leadership structure at this time. The Company and its stockholders have benefitted from having Messrs. Bagley and Newberry as its chairman and vice chairman, as they have brought to bear their experience with the Company’s business and customers in carrying out their responsibilities. The Company will continue to benefit from Mr. Newberry’s service as chairman after this annual meeting. The Company and its stockholders also benefit from having a lead independent director to provide independent board leadership.

Other Governance Practices

In addition to the principal policies and procedures described above, we have established a variety of other practices to enhance our corporate governance, including the following:

Board and committee assessments. At least bi-annually, the board conducts a review of the functioning of the board and its standing committees.

Director resignation or notification of change in executive officer status. Under our corporate governance guidelines, any director who is also an executive officer of the Company must offer to submit his or her resignation as a director to the board if the director ceases to be an executive officer of the Company. The board may accept or decline the offer, in its discretion. The corporate governance guidelines also require a non-employee director to notify the nominating and governance committee if the director changes his or her position at another company. The nominating and governance committee reviews the appropriateness of the director’s continued board membership under the circumstances, and the director is expected to act in accordance with the nominating and governance committee’s recommendations.

Director and executive stock ownership. Under the corporate governance guidelines, each director is expected to own at least 5,000 shares of Lam Research common stock by the later of the fifth anniversary of his or her initial election to the board or November 6, 2012. We also have guidelines for stock ownership by other designated members of the executive management team, which are described under “Compensation Discussion & Analysis.”

Communications with board members. Any stockholder who wishes to communicate directly with the board of directors, with any board committee or with any individual director regarding the Company may write to the board, the committee or the director c/o Sarah A. O’Dowd, Office of the Secretary, Lam Research Corporation, 4650 Cushing Parkway, Fremont, CA 94538. The Office of the Secretary will forward all such communications to the appropriate director(s).

Any stockholder, employee, or other person may communicate any complaint regarding any accounting, internal accounting control, or audit matter to the attention of the board’s audit committee by sending written correspondence to: Lam Research Corporation, Attention: Board Audit Committee, P.O. Box 5010, Fremont, CA 94537-5010. The audit committee has established procedures to ensure that employee complaints or concerns regarding audit or accounting matters will be received and treated anonymously (if the complaint or concern is submitted anonymously) and confidentially.

We expect our directors to attend the annual meeting of stockholders each year and to respond to appropriate questions. All individuals who were directors as of the 2011 annual meeting attended the 2011 annual meeting.

Meeting Attendance

All of the directors attended at least 75% of the aggregate number of board meetings and meetings of board committees on which they served during their board tenure in fiscal year 2012. Our board of directors held a total of nine meetings during fiscal year 2012.

Board Committees

The board of directors has three standing committees, all of whose members are independent directors: an audit committee, a compensation committee, and a nominating and governance committee. The purpose, membership and charter of each are described below.

Committee Memberships as of June 2012

Name	Audit	Compensation	Nominating and Governance
Robert M. Berdahl			Chair
Eric K. Brandt	x
Michael R. Cannon		x	x
Youssef A. El-Mansy		x
Christine A. Heckart		x
Grant M. Inman		Chair	x
Catherine P. Lego	Chair
Kim E. Perdikou	x
Krishna C. Saraswat			x
William R. Spivey			x
Abhijit Y. Talwalkar		x	x
Delbert A. Whitaker	x

Audit committee. The purpose of the audit committee is to oversee the Company’s accounting and financial reporting processes and the audits of our financial statements. The audit committee is not, however, responsible for planning or conducting our audits, or determining whether our financial statements are complete and accurate or prepared in accordance with generally accepted accounting principles.

At the end of fiscal year 2012, the audit committee consisted of Messrs. Brandt and Whitaker, and Mses. Lego and Perdikou. Mr. Brandt and Mses. Lego and Perdikou served for the entire fiscal year. Mr. Whitaker joined the committee in June 2012. The board concluded that all audit committee members are non-employee directors who are independent in accordance with the NASDAQ criteria for audit committee member independence. The board also determined that Ms. Lego, the chair of the committee during fiscal year 2012, is a “financial expert” as defined in SEC rules. The audit committee held nine meetings during fiscal year 2012.

The audit committee’s responsibilities include (but are not limited to) the following:

•

Appoint and provide for the compensation for the Company’s independent registered public accounting firm (the “Accounting Firm”), and approve, in accordance with and in a manner consistent with the laws, rules and regulations applicable to the Company, all professional services to be provided to Lam Research by the Accounting Firm

•	Oversee the work, and evaluate the performance, of the Accounting Firm

•

Meet with management and the Accounting Firm to discuss the annual financial statements and the Accounting Firm’s report on them prior to the filing of the Company’s Form 10-K with the SEC, and to discuss the adequacy of internal control over financial reporting

•	Meet quarterly with management and the Accounting Firm to discuss the quarterly financial statements prior to the filing of the Company’s Form 10-Q with the SEC

•	At least annually, review and reassess the internal audit charter and, if appropriate, recommend proposed changes

•	Review the scope, results and analysis of internal audits (if any)

•	Review and approve all related-party transactions

•

Establish a procedure for receipt, retention and treatment of any complaints received by the Company about its accounting, internal accounting controls or auditing matters, and for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters

•

Review and monitor the Company’s investment policy and performance and associated risks, including but not limited to annual review and recommendation to the full board of management’s treasury strategy committee charter

Compensation committee. The purpose of the compensation committee is to discharge certain responsibilities of the board relating to executive compensation, to oversee incentive, equity-based and other compensatory plans in which the Company’s executive officers and directors participate and to produce an annual report on executive compensation for inclusion as required in the Company’s proxy statement.

At the end of fiscal year 2012, the compensation committee consisted of Dr. El-Mansy, Messrs. Cannon, Inman and Talwalkar and Ms. Heckart. Dr. El-Mansy joined the committee in June 2012, and the other members served for the entire fiscal year. Dr. Berdahl served on the committee until February 2012. The board concluded that all members of the compensation committee are non-employee directors who are independent in accordance with the NASDAQ criteria for director independence and who are outside directors for purposes of section 162(m) of the Internal Revenue Code as amended. The compensation committee held six meetings during fiscal year 2012.

The compensation committee’s responsibilities include (but are not limited to) the following:

•

Establish and review corporate goals and objectives as relevant to the chief executive officer, the chairman and the vice chairman, evaluate their performance in light of these goals and objectives and based on this evaluation recommend the chief executive officer’s, the chairman’s and the vice chairman’s compensation packages and payouts for approval by the independent members of the board

•	Determine compensation packages, targets, and payouts for other executive officers

•	Establish and administer stock ownership guidelines applicable to executive officers

•	Review and recommend to the board for final approval all cash, equity-based or other compensation arrangements applicable to the independent members of the board

•

Review and approve, subject to stockholder or board approval as required, the creation or amendment of any equity-based compensatory plans and other compensatory plans as the board designates, and administer such plans

•	Oversee management’s determination as to whether the Company’s compensation policies and practices create risks that are reasonably likely to have a material adverse effect on the Company

•

Recommend to the board the frequency of “say-on-pay” votes, review the results of “say-on-pay” votes, and consider whether any adjustments to the Company’s executive compensation program are appropriate as a result of such votes

Nominating and governance committee. The purpose of the nominating and governance committee is to identify individuals qualified to serve as members of the board of the Company, to recommend nominees for election as directors of the Company, to conduct evaluations of the board’s performance, to develop and recommend corporate governance guidelines to the board, and to provide oversight with respect to corporate governance and ethical conduct.

At the end of fiscal year 2012, the nominating and governance committee consisted of Drs. Berdahl, Saraswat and Spivey and Messrs. Inman and Talwalkar. The board concluded that all nominating and governance committee members are non-employee directors who are independent in accordance with the NASDAQ criteria for director independence. The nominating and governance committee held four meetings during fiscal year 2012.

The nominating and governance committee’s responsibilities include (but are not limited to) the following:

•

Identify, screen, evaluate, and recommend to the independent members of the board nominees for election as directors of the Company at the next annual or special meeting of stockholders at which directors are to be elected; and identify, screen, evaluate and recommend to the board individuals to fill any vacancies or newly created directorships that may occur between meetings

•

Make recommendations to the board annually after consultation with the chairman of the board and the lead independent director, if any, with respect to assignment of board members to committees and as committee chairs

•	Cause to be prepared and recommend to the board the adoption of corporate governance guidelines, and from time to time review and assess the guidelines and recommend changes for approval by the board

•

Conduct from time to time an assessment of the board and the board committees in accordance with the Company’s corporate governance guidelines and the committee charters, and report the evaluation to the board

The nominating and governance committee recommended the slate of nominees for director set forth in Proposal No. 1. The independent members of the board approved the recommendations and nominated the proposed slate of nominees.

The nominating and governance committee will consider for nomination persons properly nominated by stockholders in accordance with the Company’s bylaws and other procedures described above in the section captioned “Stockholder - Initiated Proposals and Nominations for 2013 Annual Meeting.” Subject to then-applicable law, stockholder nominations for director will be evaluated by the Company’s nominating and governance committee in accordance with the same criteria as are applied to candidates identified by the nominating and governance committee or other sources.

Board’s Role in Risk Oversight

The board of directors has oversight responsibility with respect to the Company’s risk management activities. Examples of risks facing the Company include, but are not limited to, integration of Novellus and industry business cycles. For further discussion of the risks we face, see our Annual Report on Form 10-K.

The board provides risk oversight by: (1) understanding and assessing the Company’s risk management processes; (2) understanding the Company’s strategic goals and objectives and assessing how they may be affected by material risk exposures; and (3) receiving regular reports from management on various types of risks and management’s processes for managing such risks.

The board has delegated oversight responsibility for certain areas of risk exposure to its standing committees.

•

The audit committee oversees risk management activities relating to the Company’s accounting and financial reporting, internal controls, and the auditing of the Company’s annual financial statements. The audit committee also oversees the Company’s independent registered public accounting firm and the Company’s internal audit function. The audit committee meets privately with the Company’s independent registered public accounting firm at least quarterly.

•

The compensation committee oversees risk management activities relating to the design of equity, executive and board level compensation policies and plans. The compensation committee works with an independent compensation consultant and meets privately with that consultant as appropriate.

Assessment of Compensation Risk

Management conducted a compensation risk assessment in 2012 and concluded that the Company’s current compensation programs are not reasonably likely to have a material adverse effect on the Company’s business.

DIRECTOR COMPENSATION

Board members who are also employees do not receive any additional compensation for service on the board. The compensation of our non-employee directors is reviewed and determined annually by the board, upon recommendation from the compensation committee. Committee chairs, the lead independent director and committee members receive cash retainers. The board endeavors to maintain forms and amounts of director compensation that will attract and retain directors of the caliber desired by the Company and that align director interests with those of stockholders.

Our director compensation plans run on a calendar-year basis. However, SEC rules require us to report compensation in this proxy statement on a fiscal-year basis. The second half of calendar year 2011 and the first half of calendar year 2012 comprised fiscal year 2012. The types and rates of cash compensation are included in the table below. For directors who served for all of the fiscal year, the fiscal year 2012 compensation rate is the sum of the applicable portions of the two calendar year amounts. For directors who joined the board or a committee during the fiscal year, the fiscal year 2012 compensation is pro-rated.

	Calendar Year 2011	Calendar Year 2012	Fiscal Year 2012
Annual Retainer	$50,000	$60,000	$55,000
Lead Independent Director	$12,500	$15,000	$13,750
Audit Committee – Chair	$20,000	$25,000	$22,500
Audit Committee – Member	*	$12,500	$6,250
Compensation Committee – Chair	$15,000	$20,000	$17,500
Compensation Committee – Member	*	$10,000	$5,000
Nominating and Governance Committee – Chair	*	$10,000	$5,000
Nominating and Governance Committee – Member	*	$5,000	$2,500

*	In calendar year 2011, the lead independent director received a single fee for his service both as lead independent director and as chair of the nominating and governance committee. Separate fees for committee service were not paid in calendar year 2011.

New non-employee directors are generally eligible to receive an initial equity grant in the form of RSUs, upon the date of the first regularly scheduled board meeting attended by that director after first being appointed or elected to the board, with a targeted grant date value equal to $250,000 (the number of RSUs subject to the award is determined by dividing $250,000 by the fair market value of a share of Company common stock as of the date of grant, rounded down to the nearest ten shares). The initial RSUs vest in four equal annual installments from the date of grant subject to the director’s continued service on the board. These equity grants are subject to the terms and conditions of the Company’s 2007 Stock Incentive Plan and the applicable grant award agreements.

Each non-employee director is eligible to receive an annual equity grant on a designated date in January of each year (or, if the designated date falls within a blackout window under applicable Company policies, on the first business day such grant is permissible under those policies) with a targeted grant date value equal to $160,000 (the number of RSUs subject to the award is determined by dividing $160,000 by the fair market value of a share of Company common stock as of the date of grant, rounded down to the nearest ten shares). Those grants generally vest on November 1 in the year of grant.

Each non-employee director who was on the board on February 3, 2012 received a grant of 3,620 RSUs for services during calendar year 2012. Each RSU grant issued in February 2012 vests in full on November 1, 2012, generally subject to the director’s continued service on the board. Receipt of the shares is deferred until January 25, 2013.

Drs. El-Mansy, Saraswat and Spivey and Mr. Whitaker were not deemed “new directors” in light of their transition to the Company’s board from the Novellus board following the Company’s acquisition of Novellus, which was completed in June 2012. Accordingly, they were given pro-rated annual board and committee fees and pro-rated annual equity grants of 1,820 RSUs. As with the other annual grants, these grants vest in full on November 1, 2012, subject to their service on the board on that date. The following table shows cash and equity compensation for fiscal year 2012 for directors other than Messrs. Anstice and Newberry, whose compensation is described below under “Compensation Discussion and Analysis”:

Director Compensation for Fiscal Year 2012

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($) (1)		All Other Compensation ($) (2)	Total
James W. Bagley	$415,000	(5)	$0		$16,577	$431,577
David G. Arscott	$25,000	(6)	$0		$0	$25,000
Robert M. Berdahl	$73,750	(7)	$159,968	(3)	$14,712	$248,430
Eric K. Brandt	$61,250	(8)	$159,968	(3)	$0	$221,218
Michael R. Cannon	$62,500	(9)	$159,968	(3)	$0	$222,468
Youssef A. El-Mansy	$3,644	(10)	$65,502	(4)	$1,278	$70,424
Christine A. Heckart	$47,500	(11)	$159,968	(3)	$0	$207,468
Grant M. Inman	$75,000	(12)	$159,968	(3)	$14,712	$249,680
Catherine P. Lego	$77,500	(13)	$159,968	(3)	$6,486	$243,954
Kim E. Perdikou	$48,750	(14)	$159,968	(3)	$7,670	$216,388
Krishna C. Saraswat	$3,384	(15)	$65,502	(4)	$0	$68,886
William R. Spivey	$3,384	(16)	$65,502	(4)	$1,278	$70,164
Abhijit Y. Talwalkar	$48,750	(17)	$159,968	(3)	$0	$208,718
Delbert A. Whitaker	$3,774	(18)	$65,502	(4)	$0	$69,276

(1)

The amounts shown in this column represent the grant date fair value of unvested restricted stock unit awards granted during fiscal year 2012 in accordance with Accounting Standards Codification 718, Compensation — Stock Compensation (“ASC 718”). However, pursuant to SEC rules, these values are not reduced by an estimate for the probability of forfeiture. The assumptions used to calculate the fair value of the restricted stock units in fiscal year 2012 are set forth in Note 11 in the Notes to Consolidated Financial Statements of the Company’s Annual Report on Form 10-K for the fiscal year ended June 24, 2012.

(2)	Represents the portion of medical, dental and vision premiums paid by the Company. For Mr. Bagley, also includes $7,602 in company matching contributions to the 401(k) plan.
(3)

On February 3, 2012, each non-employee director who was on the board received an annual grant of 3,620 restricted stock units based on the $44.19 closing price of the Company’s common stock and the target value of $160,000, rounded down to the nearest ten shares.

(4)

On June 4, 2012, Drs. El-Mansy, Saraswat and Spivey and Mr. Whitaker each received a pro-rated annual grant of 1,820 restricted stock units based on the $35.99 closing price of the Company’s common stock and the target value of $65,753, rounded down to the nearest ten shares. The proration was based on the number of days from June 4, 2012 through October 31, 2012.

(5)	Mr. Bagley received $415,000, representing his annual fee. As explained below, his compensation is based on his positions as an employee of the Company and chairman of the board.
(6)	Mr. Arscott served on the board through November 3, 2011. He received $25,000, representing the fiscal year 2012 portion of his calendar year 2011 annual retainer.

(7)	Dr. Berdahl received $55,000, representing his annual retainer; $13,750 as lead independent director; and $5,000 as chair of the nominating and governance committee.
(8)	Mr. Brandt received $55,000, representing his annual retainer; and $6,250 as a member of the audit committee.
(9)	Mr. Cannon received $55,000, representing his annual retainer; $5,000 as a member of the compensation committee; and $2,500 as a member of the nominating and governance committee.
(10)	Dr. El-Mansy received $3,124, representing his annual retainer; and $520 as a member of the compensation committee.
(11)	Ms. Heckart received $42,500, representing her annual retainer; and $5,000 as a member of the compensation committee.
(12)	Mr. Inman received $55,000, representing his annual retainer; $17,500 as chair of the compensation committee; and $2,500 as a member of the nominating and governance committee.
(13)	Ms. Lego received $55,000, representing her annual retainer; and $22,500 as chair of the audit committee.
(14)	Ms. Perdikou received $42,500, representing her annual retainer; and $6,250 as a member of the audit committee.
(15)	Dr. Saraswat received $3,124, representing his annual retainer; and $260 as a member of the nominating and governance committee.
(16)	Dr. Spivey received $3,124, representing his annual retainer; and $260 as a member of the nominating and governance committee.
(17)	Mr. Talwalkar received $42,500, representing his annual retainer; $5,000 as a member of the compensation committee; and $1,250 as a member of the nominating and governance committee.
(18)	Mr. Whitaker received $3,124, representing his annual retainer; and $650 as a member of the audit committee.

Mr. Bagley has had a different compensation arrangement than the other directors due to his position as an employee of the Company. Mr. Bagley’s compensation was approved by the independent members of the board upon recommendation from the compensation committee. Mr. Bagley had an employment contract that expired March 31, 2012, and he continued as an employee of the Company. He received $415,000 during the fiscal year. Mr. Bagley does not receive additional compensation for his role as a member of the board; he is not eligible for any performance bonus program offered by the Company; and he is not entitled to any equity awards other than those equity awards granted to him in the discretion of the independent members of the board. Mr. Bagley is eligible to participate in the Company’s Elective Deferred Compensation Program and medical, dental and insurance benefit programs maintained by the Company that are generally applicable to executives of the Company, subject to the general terms and conditions of the programs.

In addition, members of the board who have retired from the board can participate in the Company’s Executive Retirement Medical and Dental Plan if they meet certain eligibility requirements. The most recent valuation of the Company’s accumulated post-retirement benefit obligation under Accounting Standards Codification 715, Compensation-Retirement Benefits (“ASC 715”), as of June 2012, for eligible former directors and the current and former directors who may become eligible is shown below. Factors affecting the amount of post-retirement benefit obligation include age at enrollment, age at retirement, coverage tier (e.g., single, plus spouse, plus family), interest rate, and length of service.

Name	Accumulated Post-Retirement Benefit Obligation, as of June 2012
James W. Bagley	$260,000
David G. Arscott	$311,000
Robert M. Berdahl	$236,000
Eric K. Brandt	$122,000
Michael R. Cannon	$93,000
Youssef A. El-Mansy	$0
Christine A. Heckart	$43,000
Grant M. Inman	$285,000
Catherine P. Lego	$407,000
Kim E. Perdikou	$94,000
Krishna C. Saraswat	$0
William R. Spivey	$0
Abhijit Y. Talwalkar	$70,000
Delbert A. Whitaker	$0

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers, directors, and people who own more than 10% of a registered class of our equity securities to file an initial report of ownership (on a Form 3) and reports on subsequent changes in ownership (on Forms 4 or 5) with the SEC by specified due dates. Our executive officers, directors, and greater-than-10% stockholders are also required by SEC rules to furnish us with copies of all Section 16(a) forms they file. We are required to disclose in this proxy statement any failure to file any of these reports on a timely basis. Based solely on our review of the copies of the forms that we received from the filers, and on written representations from certain reporting persons, we believe that all of these requirements were satisfied during fiscal year 2012, with the exception of a filing by Timothy M. Archer on June 7, 2012 to report the acquisition of 150,195 shares of Lam Research common stock and stock options to acquire 415,688 shares of Lam Research common stock received by Mr. Archer in exchange for 133,507 shares of Novellus and stock options to acquire 369,500 shares of Novellus in connection with the merger of BLMS Inc., a wholly owned subsidiary of Lam Research, with and into, pursuant to the terms of the Agreement and Plan of Merger by and among BLMS Inc., Lam Research and Novellus, dated December 14, 2011.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) describes the Company’s executive compensation program. It is organized as follows: In section I we provide an executive summary of our compensation program. In section II we discuss our philosophy and objectives regarding the program and its various components. In section III we describe executive compensation governance and procedures. In section IV we analyze how and why the compensation committee of our board of directors arrived at specific compensation decisions for our executive officers in fiscal year 2012 relating to payouts for completed performance periods and targets and goals for future periods, and we describe the financial, strategic and operational performance factors that guided those compensation decisions.1 Finally, section V addresses tax and accounting considerations related to compensation matters.

Our CD&A discusses compensation earned by our “Named Executive Officers,” or NEOs, who are our chief executive officer, our chief financial officer, three other highly compensated executives, as described under SEC rules, and our vice chairman who served as Chief Executive Officer (“CEO”) for a portion of the fiscal year. Our NEOs for fiscal year 2012 are as follows:

Name	Position(s) Held During Fiscal Year 2012
Martin B. Anstice	President and Chief Executive Officer beginning January 2012 President and Chief Operating Officer through December 2011

Ernest E. Maddock	Senior Vice President and Chief Financial Officer

Richard A. Gottscho	Senior Vice President, Global Products

Sarah A. O’Dowd	Group Vice President, Chief Legal Officer

Mukund Srinivasan[2]	Vice President and General Manager, Clean Business

Stephen G. Newberry	Vice Chairman beginning January 2012 Vice Chairman and Chief Executive Officer through December 2011

Figure 1. Fiscal Year 2012 NEO Positions.

I. EXECUTIVE SUMMARY

Our compensation philosophy is to pay for performance that creates stockholder value over the long term while delivering exceptional performance throughout fluctuating business cycles. Accordingly, compensation for the Company’s NEOs is weighted toward incentive compensation that is tied to the achievement of business objectives. Compensation is reduced when objectives are not realized, and compensation is increased when objectives are exceeded.

[1]	For purposes of this CD&A, a reference to a compensation action or decision by the committee with respect to the NEOs means an action or decision by the compensation committee and, in the case of our vice chairman and chief executive officer, an action or decision by the independent members of our board of directors.
[2]	Dr. Srinivasan is the vice president and general manager of our clean business group. At the start of fiscal year 2011, this position was considered an “executive officer” position as defined by SEC Rule 3b-7. Due to corporate reorganization, at the end of fiscal year 2012, the position of product group general manager was no longer considered to meet this definition. Accordingly, information regarding Dr. Srinivasan’s fiscal year 2012 compensation is disclosed pursuant to SEC Regulation S-K Item 402(a)(3); forward looking information regarding his fiscal year 2012 compensation is not disclosed in this CD&A.

To understand our executive compensation program fully, we feel it is important to understand the following:

•	Our business and our fiscal year 2012 financial performance;

•	The extreme volatility over the past several years of the semiconductor equipment industry;

•	The calendar year orientation of our executive compensation program and management system while the Company maintains a fiscal year ending in June; and

•	Our compensation philosophy and program design, which reward executives for performance and for creating shareholder value throughout fluctuating business cycles, and foster retention.

Our Business and Our Fiscal Year 2012 Financial Performance

Lam Research has been a leading supplier of wafer fabrication equipment and services for more than thirty years by contributing to the advancement of semiconductor manufacturing processes. These processes have in turn led to the proliferation of a variety of electronic products that impact our everyday lives, including cell phones, computers, memory, and networking equipment. Lam acquired Novellus Systems, Inc. (“Novellus”) on June 4, 2012. As a result of the Novellus acquisition, we believe Lam is now better positioned to serve our customer base by leveraging our technical expertise across a broader portfolio of products to address the increasingly complex business of manufacturing integrated circuits.

Revenues declined in fiscal year 2012 as semiconductor device manufacturers slowed the pace of their capacity expansions in response to weaker macroeconomic conditions impacting demand for certain semiconductor devices. Throughout the fiscal year, we continued to make strategic investments focused on leading-edge plasma etch, single-wafer clean and other semiconductor manufacturing requirements to support future growth opportunities. The resulting decrease in operating income is reflected in our fiscal year 2012 financials. For further discussion of our fiscal year 2012 results and the effect on those results of consolidating reporting with Novellus, see our Annual Report on Form 10-K.

Volatility of the Semiconductor Equipment Industry

The semiconductor capital equipment industry is highly competitive and subject to business cycles that historically have been characterized by rapid changes in demand that necessitate adjusting spending and managing capital allocation prudently across business cycles. The graph below (Figure 2) shows year-over-year changes in revenue growth for the electronics industry, the semiconductor industry, and the wafer fabrication equipment segment of the semiconductor equipment industry from 1998 to the present. The semiconductor industry is considered to be a highly cyclical industry, with fluctuations responding to changes in the demand for semiconductor devices. The graph illustrates the more extreme volatility of the semiconductor equipment industry, and in particular the wafer fabrication equipment segment of that industry in which we participate, during these demand cycles. We have responded to this extreme volatility with a flexible business model that enables our operations team to adjust quickly to these rapid changes in demand while effectively managing costs. Our compensation program is designed to incorporate this same flexibility. See section IV for more explanation of this plan design.

Figure 2. Revenue Growth by Industry, 1998-2011.

Sources: SEMI; World Semiconductor Trade Statistics, Inc. (WSTS); Gartner, Inc.; Lam Research Corporation

Although We Are a June Fiscal Year End Company, Our Executive Compensation Program is Calendar Year-Oriented

Our executive compensation program is designed and evaluated on a calendar year basis, rather than on a fiscal year basis, to correspond with our annual calendar year-based business planning and compensation cycles. Therefore, this CD&A reflects a calendar-year orientation, as shown in Figure 3 below. The Executive Compensation Tables at the end of this CD&A are based on the 2012 fiscal year, as required by SEC regulations. The numbers in this CD&A reflect decisions made by the committee relating to goals and payouts for a calendar year and do not correspond directly to the fiscal year 2012 numbers in the Executive Compensation Tables.

Figure 3. Executive Compensation Calendar Year Orientation.

Our Executive Compensation Philosophy and Program Design are Performance Based, Rewarding Executives for Exceptional Performance Throughout Fluctuating Business Cycles and for Creating Stockholder Value, and Fostering Retention

As illustrated in Figure 4 below, the primary components of our executive compensation program are heavily weighted towards driving superior performance elements and stockholder value throughout fluctuating business cycles. The pay component mix changed in 2012 due to the timing of the Novellus merger, as further explained under “Say on Pay Voting Results; Program Changes” below.

(1)	Data in Figure 4 for the 2010 and 2011 charts is for the then-applicable NEOs (i.e., fiscal year 2010 NEOs are represented in the calendar year 2010 chart, etc.). Mr. Newberry and Dr. Srinivasan are not included in the calendar year 2012 chart.

(2)	For purposes of this illustration, we include goal-based RSUs as performance based, but do not classify service-based RSUs as performance based.

Figure 4. Executive Compensation Target Pay Mix.

Our program design specifically drives exceptional performance throughout fluctuating business cycles, motivates stockholder value creation, and fosters retention by:

•	Incorporating multiple performance-based metrics that represent superior business performance for the benefit of our stockholders;

•

Tying compensation directly to stockholder returns by including a stock price factor in the cash-based portion of our long-term compensation program, which represents 50% of that program, and by delivering the remaining 50% in equity;

•

Setting objectives on an annual or semiannual basis, adjusting them upward or downward in growing or declining business environments in order to maintain stretch objectives under all business conditions;

•

Deferring payments under our long-term compensation program until completion of a two-year period. That is, there is no annual vesting, and employment until completion of the two-year period is required to receive any payouts under the long-term program;

•

Operating the cash program so that we can record compensation expense in the period in which the metric (usually non-GAAP operating income) is realized rather than on an estimated basis over the life of the program, so that compensation expense is greater in periods when non-GAAP operating income is higher, and lower in periods when non-GAAP operating income is lower;

•	Setting executive stock ownership guidelines, described in section II below, to foster creation of stockholder value over the long term.

Our programs also include features that protect our stockholders against unreasonable compensation expense and/or dilution. For example, both our annual and our long-term cash incentive programs incorporate caps on individual and aggregate awards. In addition, 50% of our long-term compensation is delivered in cash, limiting the dilution associated with all-equity programs, and our long-term equity program awards are dollar based rather than share based, preventing the issuance of excessive value in times of relatively high stock prices. Our philosophy and design are more fully described in sections II and IV.

As illustrated in Figure 5 below, we believe that our compensation programs and decisions have served to link pay to operational and stock price performance over the past several years. As shown, total compensation awards have tracked changes in our revenue, operating income, and stock price performance over that period. Thus, in fiscal years 2010 and 2011, when revenue, operating income and stock price all rose, executive pay increased, and when those factors declined in 2008, 2009 and 2012, so did executive pay. Over the past several years, average amounts earned by our NEOs under our annual cash incentive program have averaged from 39% of target for calendar year 2008 to 166% of target for calendar year 2010, and under our long-term cash incentive program they have averaged from 59% of target in 2008/2009 to 250% in 2006/2007, with the lower payouts responding to the difficult semiconductor equipment environment during the global recession and higher payouts responding to semiconductor industry demand growth.

(1)	“CEO Total Compensation” and “NEOs Total Compensation (excluding CEO)” consist of base salary, annual incentive payments, accrued values of the cash payments under the long-term incentive plan and grant date fair values of equity based awards under the long-term incentive plan, and all other compensation as reported in the Summary Compensation Table below. “Average Share Price,” shown as dollar figures superimposed on the bar chart, is equal to the average closing price for all trading days during the fiscal year.
(2)	All years had five NEOs except fiscal years 2010 and 2012, which had six. Mr. Anstice’s total compensation for the year (which represents six months as COO and six months as CEO) is shown in the CEO bar; Mr. Newberry’s compensation (which represents six months as CEO and six months as vice chair) was lower, as shown in the Summary Compensation Table at the end of this CD&A, and is included with the other NEOs.

Figure 5. CEO and NEO Pay for Performance (Fiscal Years 2007-2012).

2011 Say on Pay Voting Results; Program Changes

In 2011, our stockholders voted to approve our 2011 advisory vote on executive compensation, with 80.46% of the votes cast in favor of the advisory proposal. No significant design changes were made to the executive compensation program following the 2011 stockholder “say on pay” vote or otherwise during fiscal year 2012. However, we have continued our efforts to improve our disclosure, and in particular to simplify the description of our executive compensation.

We also deviated from our typical long-term program design in 2012 as a result of the merger with Novellus Systems, Inc. The merger had been announced, but had not been concluded, when compensation decisions were made in February 2012 and, as a result, management did not set long-term goals for the combined organization at that time, making it difficult for the committee to set appropriate performance goals under the long-term compensation plan. For this reason, and to aid retention during the integration period, the long-term equity plan for the 2012/2013 performance period was modified to include only service-based equity.

II. PHILOSOPHY, OBJECTIVES AND PROGRAM COMPONENTS

Philosophy

The executive compensation philosophy articulated by the committee in February 2012 is as follows: Pay for performance while creating stockholder value over the long term and delivering exceptional performance throughout fluctuating business cycles. We explain how our executive compensation program is designed to deliver on these elements below.

•

Pay for performance. Our executive compensation program is designed and implemented to link pay to performance by rewarding executives for achieving financial, strategic and operational objectives. As illustrated in Figure 4 (see section I), historically under our program design, approximately 68% of our target executive compensation has been performance based, and as illustrated in Figure 5 (see section I) our compensation payouts have tracked our revenue and net income. We focus our executives on the attainment of business performance objectives because we believe this approach best serves the long-term interests of our stockholders. We include a variety of performance metrics in our annual and long-term programs. For example, for calendar year 2012, business metrics included non-GAAP operating income, cash from operations, clean and etch product market share, and organizational performance, as more fully discussed in section IV below. We use non-GAAP metrics for operating income and cash from operations because we believe non-GAAP measures better reflect the operating performance of the Company, and their use avoids rewarding or penalizing our executive team for nonrecurring and non-operating results.[3]

•

Create stockholder value over the long term. Our executive compensation program is designed and implemented to create stockholder value over the long term. We believe that the best way to create such value is to focus our executives on achieving outstanding business results. We believe that over time, outstanding business results create stockholder value. We also believe that our executives’ compensation should be directly tied to the welfare of our stockholders. We have therefore designed the long-term program to include both cash and equity components that foster stockholder value creation. The cash portion, which is 50% of the total long-term award, builds stockholder value in several ways. First, paying in cash rather than equity reduces dilution for our stockholders. Second, while paid in cash, there also is a specific stock price-related factor in the program that serves to align the interests of participants with those of stockholders. Third, the program has been designed so that we can record compensation expense in the period in which the metric (usually non-GAAP operating income) is realized, rather than on an estimated basis over the life of the program. That means that compensation expense is greater in periods when non-GAAP operating income is higher, and lower in

[3]	Non-GAAP results are designed to provide information about performance without the impact of certain non-recurring and other non-operating line items. Non-GAAP operating income and non-GAAP cash from operations are derived from GAAP results, with charges and credits in the following line items excluded from non-GAAP results during applicable quarters during fiscal years 2012 and 2011: restructuring and impairment charges and benefits; acquisition-related and integration-related costs; certain costs associated with a customer bankruptcy filing; costs associated with rationalization of certain product configurations; amortization related to intangible assets acquired in the Novellus transaction; impairment of investment; acquisition-related inventory fair value impact; amortization of convertible note discount; net tax benefit of research and development credits; tax expense associated with legal entity restructuring; and the tax effects related to these line items. Non-GAAP cash from operations is derived from GAAP cash from operations, with adjustments to non-GAAP net income, receivables, and inventory.

periods when non-GAAP operating income is lower. We believe that this ability to match compensation expense recognition to the period in which non-GAAP operating income is earned enhances stockholder value creation throughout fluctuating business cycles. The other half of our long-term program is delivered in equity which directly aligns management and stockholder interests for stock appreciation. The cash and equity portions of our long-term incentive program are described in section IV. The Company’s executive stock ownership guidelines, described below, also foster creation of stockholder value over the long term.

•

Motivate exceptional performance throughout fluctuating business cycles. Our executive compensation program is designed and implemented to deliver exceptional strategic, financial and operational results throughout the extreme fluctuations in our business cycles (See Figure 2 in section I for an illustration of the volatility in our industry.) Because business cycles in our industry can change rapidly, our programs authorize the compensation committee to evaluate key corporate performance metrics every six months to reflect changes in the business environment. Under this principle of flexibility, changes may be made in either direction, depending upon the business environment, so that metrics are made more difficult as the business improves and more realistic as the business declines. In all cases, metrics are set as stretch goals. In difficult business environments or in situations where management has elected to make extraordinary investments in the future, metrics are set so that achievement of target awards requires performance exceeding actual corporate plans. Consistent with this principle of flexibility, our executive compensation plans also allow us to use equity in a flexible manner, with different types and timing of awards (service-based RSUs, stock options and performance-based RSUs) available to attract, motivate and retain executives in different business environments.

Compensation Objectives

Within the framework of our compensation philosophy, we have designed and operated our executive compensation programs to achieve the following objectives:

•

Attract and retain exceptionally talented executives. In order to attract and retain executives who can deliver the exceptional levels of performance required for our business to succeed, we offer target compensation that is competitive with that of similarly positioned, high-performing executives at companies with which we compete for talent. We also promote retention by including compensation elements that are contingent on long-term service to the Company, including the two-year cliff vesting cycle of our long-term incentive program.

•	Motivate executives. Our compensation arrangements are designed to motivate executives by enabling them to earn rewards above target levels for above target corporate and individual performance.

•

Match performance-based compensation expenses to the periods in which the performance occurs. Since our industry is subject to rapid changes in demand that require us to have a flexible business structure, we reset goals on an annual and six-month basis to respond to those changes. The cash program that is part of our long-term incentive program allows us to match performance-based compensation expenses to the periods in which the performance occurs, to assist management in adjusting to these rapid changes while effectively managing costs.

•

Maintain cost-effectiveness. To the extent practical, we structure our compensation programs to be cost-effective to the Company and its stockholders. We consider the tax deductibility of compensation expenses for the Company, and we carefully monitor the dilutive impact of equity compensation awards. As noted above, we also set ceilings on performance-based awards to ensure that actual compensation is not unreasonably high in relation to target compensation during periods of exceptionally strong performance.

•

Protect stockholder interests from unreasonable compensation expense and/or dilution. Our programs also include features that protect our stockholders against unreasonable compensation expense and/or dilution. For example, both our annual and our long-term cash incentive programs incorporate caps on individual and aggregate awards. In addition, 50% of our long-term compensation is delivered in cash, limiting the dilution associated with all-equity programs, and our long-term equity program awards are dollar based rather than share based, preventing the issuance of excessive value in times of relatively high stock prices.

Stock Ownership Guidelines

We have stock ownership guidelines for our executive officers, as shown in Figure 6 below, that serve to further align executives’ interests with those of our stockholders. The requirements are specified in the alternative of shares or dollars to allow for stock price volatility. Ownership levels as shown below must be achieved within five years of appointment as an executive officer; and increased requirements due to promotions must be achieved within three years of promotion. Our ownership guidelines are set to be in line with market practices of companies that typically deliver long-term compensation entirely in equity, although 50% of our long-term incentive program is awarded in cash.

Position	Guidelines (lesser of)
CEO	3x base salary or 65,000 shares
COO/CFO	2x base salary or 25,000 shares
Other NEOs	2x base salary or 20,000 shares

Figure 6. Executive Stock Ownership Guidelines.

III. EXECUTIVE COMPENSATION GOVERNANCE AND PROCEDURES

Role of the Compensation Committee

The board of directors has delegated certain responsibilities to the compensation committee (“committee”) through the committee charter, and the committee oversees the incentive, equity-based and other compensation plans in which our executive officers (including the NEOs) participate. A copy of the committee’s charter can be viewed at http://investor.lamresearch.com.

Key committee responsibilities include, but are not limited to: evaluating the performance of the chief executive officer, the chairman and the vice chairman of the board, and recommending their compensation to the independent members of the board of directors; determining the compensation packages, targets, and payouts for executive officers other than the CEO; and reviewing, and approving where appropriate, equity-based compensation plans. During fiscal year 2012, Mr. Anstice and Mr. Newberry each served as CEO for part of the year, and Mr. Newberry continued to serve as vice chairman for the remainder of the year. Accordingly, the independent members of our board of directors, upon recommendation from the committee, approved Mr. Anstice’s and Mr. Newberry’s compensation packages, targets and payouts. For additional information on the committee’s responsibilities, see “Corporate Governance: Board Committees” above.

In order to carry out these responsibilities, the committee receives and reviews information, analysis and proposals prepared by our management and by the committee’s compensation consultant and other advisors (see “Role of Committee Advisors” below).

Role of Management

The chief executive officer, with support from our human resources and finance organizations, develops recommendations for the compensation of our executive officers, including our NEOs. Typically, these recommendations cover the base salaries, annual incentive plan target award opportunities, long-term incentive plan target award opportunities and the criteria upon which these award opportunities may be earned, as well as actual payout amounts under annual and long-term incentive plans.

Working with its independent consultant, Compensia, Inc., a national compensation consulting firm (“Compensia”), the committee considers the CEO’s recommendations within the context of competitive compensation data, the committee’s compensation philosophy and objectives, current business conditions, and any other factors it considers relevant. At the request of the committee, the chairman and/or vice chairman of the board provides input to the committee on the chief executive officer’s recommendations.

Our chief executive officer generally attends committee meetings at the request of the committee. The chief executive officer leaves the meeting for any discussion of his own compensation, when the committee meets in executive session, and at any other time requested by the committee.

Role of Committee Advisors

The committee is authorized to engage its own advisors to assist in carrying out its responsibilities. The committee has engaged the services of Compensia. Compensia provides the committee with guidance regarding the amount and types of compensation for our chairman, vice chairman and NEOs and how these compare to other companies’ compensation practices, as well as guidance on market trends, evolving regulatory requirements, compensation of our independent directors, and other matters as requested by the committee.

Representatives of Compensia regularly attend committee meetings (including executive sessions without management present), communicate with the committee chair outside of meetings, and assist the committee with the preparation of metrics and goals. Compensia reports to the committee, not to management. At the committee’s request, Compensia meets with members of management to gather and discuss information that is relevant to advising the committee. The committee may replace Compensia or hire additional advisors at any time. Compensia has not provided any other services to the committee or to our management and has received no compensation other than with respect to the services described above.

Peer Group Practices and Survey Data

In establishing the total compensation levels of our executive officers as well as the mix and weighting of individual compensation elements, the committee monitors compensation data from a group of comparably sized companies in the technology industry (the “Peer Group”), which may differ from peer groups used by proxy research and voting advisory firms. The committee selects the companies constituting our Peer Group based on their comparability to our lines of business and industry, annual revenue, and market capitalization, and our belief that we are likely to compete with them for executive talent. Our Peer Group is focused on the semiconductor, semiconductor equipment and materials, and solar technology industries. Figure 7 below summarizes how the Peer Group companies compare to the Company:

Metric	Lam Research Calendar Year 2011 ($M)	Target for Peer Group	Peer Group Median as of December 31, 2011
Revenue	$2,826	0.33 to 3 times Lam	$2,613
Market Capitalization	$4,425	0.33 to 3 times Lam	$6,230

Figure 7. 2012 Peer Group Revenue and Market Capitalization.

Based on these criteria, the Peer Group may be modified from year to year. Our Peer Group in effect in February 2012, when payout decisions for calendar year 2011 were made and compensation targets for 2012 were set, consists of the companies listed below, which represents the same Peer Group we used in February 2011 with the following exceptions: we added three new peers that met our peer group criteria (Advanced Micro Devices, Inc., Broadcom Corporation, and ON Semiconductor Corporation); removed two peers that no longer met the criteria (Cypress Semiconductor Corporation and MEMC Electronics Materials, Inc.); and removed two peers that were acquired during the intervening year (National Semiconductor Corporation and Varian Semiconductor Equipment Associates, Inc.) as well as Novellus.

Advanced Micro Devices, Inc.	LSI Corporation
Altera Corporation	Marvell Technology Group Ltd
Analog Devices, Inc.	Maxim Integrated Products, Inc.
Applied Materials, Inc.	Molex Incorporated
Atmel Corporation	NVIDIA Corporation
Avago Technologies	ON Semiconductor Corporation
Broadcom Corporation	SanDisk Corporation
Fairchild Semiconductor International, Inc.	SunPower Corporation
First Solar, Inc.	Teradyne, Inc.
KLA-Tencor Corporation	Xilinx, Inc.

Figure 8. Calendar Year 2012 Peer Group Companies.

We derive revenue, market capitalization and NEO compensation data for the Peer Group companies from their public filings with the SEC and other publicly available sources. In addition to analyzing Peer Group information, our human resources department and Compensia analyze selected survey data on base salary, bonus targets, equity awards, and total compensation drawn from the Radford Executive Survey (“Radford Survey”). Radford is a leading provider of compensation data.

The committee reviews compensation practices at Peer Group companies and selected data from the Radford Survey primarily as a reference to ensure compensation packages are within market norms. Typically base pay levels are designed to approximate market median and variable pay is designed to deliver above market median for exceptional performance. However, the committee does not “target” pay at any specific percentiles. Rather, individual pay positioning depends on a variety of factors, such as prior job performance, job scope and responsibilities, skill set, prior experience, the executive officer’s time in his or her position with us, internal equity regarding pay levels for similar skill levels or positions, external pressures to attract and retain executive talent, Company performance and general market conditions.

IV. PRIMARY COMPONENTS OF NEO COMPENSATION; CALENDAR YEAR 2011 COMPENSATION PAYOUTS; CALENDAR YEAR 2012 COMPENSATION TARGETS AND METRICS

In fiscal year 2012, management received feedback from stockholders and stockholder advisory groups that revealed a need to improve our disclosures and provide more clarity to ensure understanding of our executive compensation program. This section describes the components of our executive compensation program. It also describes, for each component, the payouts to our NEOs for calendar year 2011 and the forward-looking actions taken with respect to our NEOs in calendar year 2012.

Base Salary

Base salaries represent one of the primary components of our executive compensation program. We believe the purpose of base salary is to fairly and competitively compensate our executive officers, including our NEOs, with a fixed amount of compensation for the jobs they perform. Accordingly, we seek to ensure that our base salary levels are competitive in reference to Peer Group practice and the data generally suggested by the Radford Survey. Adjustments to base salary are generally considered by the committee each year in February.

For calendar years 2011 and 2012, base salaries were determined by the committee in February and became effective in April based on the factors described above. The base salary for Mr. Anstice was increased January 1, 2012 in connection with his promotion to CEO. The base salary for Mr. Newberry was reduced January 1, 2012 in connection with his move to vice chairman. The base salaries of the NEOs for calendar years 2011 and 2012 are as follows:

Named Executive Officer	Base Salary as of April 2011	Base Salary as of April 2012
Martin B. Anstice	$550,000	$665,000	(1)
Ernest E. Maddock	$471,000	$485,000
Richard A. Gottscho	$425,000	$438,000
Sarah A. O’Dowd	$375,000	$386,000
Mukund Srinivasan	$300,000	$325,000
Stephen G. Newberry	$885,000	$500,000	(1)

(1)	Effective January 1, 2012.

Figure 9. 2011-2012 NEO Base Salaries.

Annual Incentive Program

Our annual incentive program provides short-term incentive-based compensation to our executive team based on performance against pre-set corporate and organizational metrics. The committee establishes individual target opportunities for each executive officer as a percentage of base salary. Specific target award opportunities are determined based on job scope and responsibilities, as well as an assessment of competitive compensation data. Awards are capped at a multiple of the target opportunity. The cap for 2012 was set at 2.25 times target, consistent with prior years. For example, if an NEO’s target is 85% of base salary, then the cap is 191% of base salary. The committee reserves the right to settle annual incentive payments in cash, Company shares, or any combination of cash and Company shares, based on the Company’s cash position. Historically, these payments have been settled in cash.

To create a maximum payout amount from which annual incentive program payouts may be made, the committee establishes a performance-based funding factor metric and related goals (“Funding Factor”). The committee may exercise negative (but not positive) discretion against the Funding Factor result, and the entire funded amount generally is not paid out. The committee also tracks specific corporate-wide metrics and related goals that apply to all executive officers (“Corporate Factor”), and organization-specific metrics and related goals that apply to each individual NEO (“Organization Factors”). The specific metrics and goals for the Corporate Factor and the Organization Factor, and their relative weightings, are based upon the recommendation of our chief executive officer. These goals are set to be more difficult than the Funding Factor goal. The Corporate Factor and Organization Factor results are weighted equally in making payout decisions, and discretion may be applied against these results in a positive or negative direction. Very strong performance is required to receive payouts above the target award opportunity, and weaker performance results in lower payouts.

The metric and goals for the Funding Factor are generally set on an annual basis (for calendar year 2012, because of the Novellus acquisition, the metric and goals were set on a semi-annual basis); metrics and goals for some of the other performance factors are set every six months to preserve the flexibility to make adjustments in response to changes in our historically highly cyclical business environment. New goals are set depending on the business environment, to ensure that they remain stretch goals regardless of changes in the environment. As business conditions improve, goals are set to require better performance, and as business conditions deteriorate, goals are set to ensure stretch performance under more difficult conditions. Over the last three years, at the six-month reset point, the goals have been set higher once, set lower once, and remained the same once. We believe this ability to reset goals motivates exceptional performance and delivers stockholder value throughout fluctuating business cycles.

The committee uses the Corporate Factor and Organization Factors to obtain a view of corporate and organizational performance, and may exercise discretion against either of these factors based on its assessment of business, leadership team or individual performance. The committee uses the results from these factors to determine whether and in what amount to exercise negative discretion against the Funding Factor pool. The Corporate Factor and Organization Factor results are weighted equally in determining the final result. We believe the metrics and goals set under this program, together with the exercise of discretion as described above, have been effective to achieve pay-for-performance results, as illustrated in Figure 5 in section I above and in Figure 10 below. Over the five year period from 2008 to 2012, average payouts for our NEOs have varied from 39% of target for 2008, reflecting the weak semiconductor equipment industry conditions that affected company performance during that period, to 166% of target for 2010, reflecting the strong business environment and corporate performance achieved that year. The payment for calendar year 2011 performance was 99%, reflecting good performance despite a weakening business environment versus calendar year 2010.

Calendar Year	Average NEO’s Annual Incentive Payout as % of Target Award Opportunity	Business Environment
2011	99%	Healthy semiconductor demand under weakening economic conditions; business conditions deteriorated in the second half of calendar year 2011
2010	166%	Strong operating performance supported by semiconductor industry demand growth
2009	81%	Difficult business environment through the first half of calendar year 2009; improving conditions in the second half of calendar year 2009

Figure 10. Annual Incentive Program Payouts for Calendar Years 2009-2011.

Annual incentive program parameters and payout decisions for calendar year 2011

The committee had set the calendar year 2011 target opportunity for each NEO in February 2011, together with the Funding Factor metric and goals, and metrics for Corporate and Organization Factors. To allow flexibility to respond to changing business conditions, goals relating to the Corporate Factor and some of the Organization Factors were set on a six-month basis and revisited in July, others were set for the full year. In February 2012, the committee considered the actual results under the various factors and made payout decisions for the calendar year 2011 program, all as described below.

2011 Annual Award Opportunities. The committee had approved the following target annual incentive award opportunities for calendar year 2011 for each NEO as follows:

Named Executive Officer	Target Award Opportunity (% of Base Salary)
Martin B. Anstice	100%
Ernest E. Maddock	85%
Richard A. Gottscho	85%
Sarah A. O’Dowd	75%
Mukund Srinivasan	70%
Stephen G. Newberry	150%

Figure 11. 2011 Annual Target Award Opportunities.

2011 Annual Incentive Program Funding Factor. In February 2011, the committee set the Funding Factor for the full year based on non-GAAP operating income as a percentage of revenue. A minimum of 7.5% non-GAAP operating income percentage was required to fund any program payments, and performance greater than or equal to 20% would fully fund the pool for maximum payout potential of 225%. Actual performance was interpolated between those points. Based on calendar year 2011 non-GAAP operating income of 18.1% of revenue, the Funding Factor resulted in a potential payout pool of up to 207% of target award opportunity. The committee exercised negative discretion against this Funding Factor result in making actual payment decisions, as described under “2011 Payout Decisions” below.

2011 Annual Incentive Program Corporate Factor. The committee set the metrics for the calendar year 2011 Corporate Factor as non-GAAP operating income (weighted 65%) and non-GAAP cash flow from operations (weighted 35%), both as a percentage of revenue. It set goals of 21.0% and 28.0% of revenue, respectively, for the first half of the year in February; and in July, it set goals of 18.0% and 21.0% of revenue, respectively, for the second half of the year. Actual non-GAAP operating income percentage was 22.8% of revenue for the first half of calendar year 2011, and 12.2% of revenue for the second half, resulting in a factor of 0.925 for the year. Actual non-GAAP cash flow from operations percentage was 29.4% of revenue for the first half of calendar year 2011, and 20.4% of revenue for the second half, resulting in a factor of 1.040 for the year. This performance resulted in a total Corporate Factor for calendar year 2011 of 0.965.

2011 Annual Incentive Program Organization Factors. Calendar year 2011 Organization Factors were set for each NEO. The Organization Factors for Messrs. Anstice and Newberry were based on market share goals (weighted 70%) and on the average Organization Factor of other organizations reporting to them (weighted 30%). For other NEOs, specific Organization Factors were based on market share goals and/or strategic, operational and organizational performance goals specific to the organizations they manage. The committee exercised discretion in evaluating the executives’ overall Organization Factor performance.

•	Mr. Anstice’s Organization Factor was comprised of etch market share (40%), clean market share (30%), and the average Organization Factor of all organizations reporting to him (30%).

•

Mr. Maddock’s Organization Factor was comprised of strategic, operational and organizational development goals for finance (35%), for global information systems (35%), for Silfex (20%) and for investor relations (10%).

•	Dr. Gottscho’s Organization Factor was comprised of market share, strategic, operational and organizational development goals for etch (50%) and for clean (50%).

•	Ms. O’Dowd’s Organization Factor was comprised of strategic, operational and organizational development goals for global human resources (50%), and for legal (50%).

•	Dr. Srinivasan’s Organization Factor was comprised of market share, strategic, operational and organizational development goals for clean.

•	Mr. Newberry’s Organization Factor was comprised of etch market share (40%), clean market share (30%), and the average Organization Factor of all organizations reporting to him (30%).

The Organization Factor results for our NEOs were: Mr. Anstice, 0.93; Mr. Maddock, 1.09; Dr. Gottscho, 0.93; Ms. O’Dowd, 1.15; Dr. Srinivasan, 0.90, and Mr. Newberry, 0.93.

2011 Payout Decisions. In February 2012, the committee exercised negative discretion against the Funding Factor pool, and made payouts for calendar year 2011 for each NEO, as follows: Mr. Anstice, $521,125; Mr. Maddock, $416,823; Dr. Gottscho, $339,032; Ms. O’Dowd, $308,868; Dr. Srinivasan, $194,068; and Mr. Newberry, $1,244,414.

Calendar year 2012 annual incentive program parameters

In February 2012, the committee set the target award opportunity for each NEO as a percentage of base salary, and consistent with prior years set a cap on payments equal to 2.25 times target. The target award opportunity for each NEO is: Mr. Anstice, 125%; Mr. Maddock and Dr. Gottscho, 85%; Ms. O’Dowd, 75%.4

The committee also approved a metric and first half goals for the Funding Factor and for the Corporate Factor based on non-GAAP operating income as a percentage of revenue. Consistent with plan design, the Corporate Factor goal is more difficult to achieve than the Funding Factor goal. Organization Factor metrics and goals were also set for each NEO. These include market share and strategic and operational performance goals specific to individual business organizations. As a result, each NEO has multiple performance metrics and goals under this program. Some of the goals set in February were six-month goals, and in those cases goals were set for the second half in July.

Long-Term Incentive Program

Our long-term incentive program provides longer-term incentive-based and service-based compensation to our executive team. It operates on a two-calendar year cycle, with target award opportunities set at the start of each two-year performance period. Target award opportunities are expressed half in cash and half in equity. Consistent with our philosophy of paying for performance, the long-term incentive program has been designed to be 75% performance based and 25% service based. A deviation from the long-term program design was made in 2012 as a result of the merger with Novellus. The merger had been announced, but had not been concluded, when compensation decisions were made in February 2012 and, as a result, management had not set long-term goals for the combined organization by that time, making it difficult for the committee to set appropriate long-term goals under the long-term compensation plan. As a result, and to aid retention during the integration period, for the 2012/2013 performance period, the long-term incentive plan pay components are 50% performance-based cash and 50% service-based restricted stock units. Since this is a deviation from the historical plan design in effect for all periods discussed other than calendar year 2012, we reference the 75% performance-based mix in describing the program design.

[4]	As explained in footnote 2 above, forward-looking information regarding Dr. Srinivasan’s compensation is not included here. Similarly, information regarding Mr. Newberry’s fiscal year 2013 compensation is not included here. Following his transition from CEO in January 2012, he is no longer eligible for this program. His employment agreement is described in “Potential Payments Upon Termination or Change in Control” below.

We are the only company in our peer group that uses cash in our long-term incentive program. Half of the long-term target award is made in cash, and the cash portion of the program is 100% performance based. We believe that the cash portion of our program has been successful in driving superior long-term performance throughout the high volatility we have experienced in our industry and our business over the past several years. (See Figure 5 in section I for an illustration of our overall “pay for performance” results and Figure 13 below for an illustration of alignment of our cash program payouts to our performance.) The other half of the long-term award is made in equity, and historically half of the equity award (25% of the total award) has been performance based, delivered in either performance-vested RSUs or stock options. The remaining half of the equity award (25% of the total award) has been delivered through service-vested RSUs. Therefore, historically 75% of the total award – the cash award and half of the equity award — is performance based. The performance-based equity component of the long-term program is reviewed annually to determine whether performance-based RSUs or stock options are the most appropriate form for the award based on criteria such as the current business environment, the perceived potential value to motivate and retain the executives, and the accounting impact relative to the potential value delivered.

Target Award Opportunity

Under the long-term incentive program, the committee sets a target award opportunity for each participant, a cap on potential payouts (2.5 times the target award opportunity), and metrics and goals for the program. Multiple metrics and goals are used in the program, with separate metrics and goals set for the cash and performance-based equity components of the program. The service-based equity component of the program aligns our executives with our stockholders by tracking changes in stock price over the vesting period. This alignment is further enhanced by our stock ownership guidelines. (See “Stock Ownership Guidelines” in section II above.)

Target award opportunities are set at the beginning of each two-year performance period based on the executive’s position and responsibilities and an assessment of competitive compensation data. Long-term cash awards are capped at 2.5 times these target amounts. Because each performance period covers performance in two calendar years, three performance cycles affect compensation during each fiscal year. The target amounts (which included both the cash and equity long-term incentive awards) for each NEO under the three program cycles affecting fiscal year 2012 are as follows:

Named Executive Officer	Long-Term Incentive Plan Performance Period	Target Award Opportunity
Martin B. Anstice	2012/2013	$3,500,000
	2011/2012	$2,400,000
	2010/2011	$2,000,000

Ernest E. Maddock	2012/2013	$1,600,000
	2011/2012	$1,600,000
	2010/2011	$1,600,000

Richard A. Gottscho	2012/2013	$1,600,000
	2011/2012	$1,600,000
	2010/2011	$1,350,000

Sarah A. O’Dowd	2012/2013	$1,250,000
	2011/2012	$1,250,000
	2010/2011	$1,250,000

Mukund Srinivasan	2011/2012	$800,000

Stephen G. Newberry	2011/2012	$4,500,000
	2010/2011	$4,500,000

Figure 12. Long-Term Incentive Program Target Award Opportunities, 2010/2011 to 2012/2013.

Long-Term Cash Incentive Program

As noted above, one half of the total long-term target award for each two-year performance period is awarded under the cash portion of the program, and this portion is 100% performance-based. The committee sets performance metrics under each two-year performance period on an annual basis. Because historically the Company’s business environment has been very volatile, goals against the metrics are set every six months. This flexibility allows the committee to react to changes in the external business environment. When business conditions improve, goals are set to require stronger performance, and when business conditions deteriorate, goals are set to ensure stretch performance under more difficult conditions. As with the annual incentive program, we believe this flexibility motivates exceptional performance and delivers stockholder value throughout fluctuating business cycles.

In addition to motivating exceptional performance, the cash portion of our long-term program builds stockholder value creation in several ways. First, paying in cash rather than equity reduces dilution for our stockholders. Second, there is a specific stock price-related factor in the program that serves to align the interests of management and the stockholders. Third, the program has been designed so that we can record compensation expense in the period in which the metric (usually non-GAAP operating income) is realized rather than on an estimated basis over the life of the program. That is, compensation expense is greater in periods when non-GAAP operating income is higher, and lower in periods when non-GAAP operating income is lower. We believe that this ability to match compensation expense recognition to the period in which non-GAAP operating income is earned enhances stockholder value creation throughout fluctuating business cycles.

Results determined based on performance against the pre-set goals are adjusted to reflect stock price appreciation occurring during the performance period. The adjustment is made quarterly referencing a ratio of (x) the market price of our common stock over a 50-trading-day period to (y) the market price of our common stock over a 200-trading-day period, if the ratio is greater than one. Thus the final payout amount is determined by achievement against the performance goals adjusted by stock price appreciation, and subject to the cap the committee sets and any negative discretion the committee might exercise.

For each two-year performance period cliff vesting occurs and payouts are made following the end of the second year to those participants who remain employed on the Award Determination Date. For example, the performance period for the 2010/2011 program covered calendar years 2010 and 2011, and payments for that cycle were made on February 17, 2012, to those participants who remained employed on that date.

We believe this program has been effective to achieve pay-for-performance results, as illustrated in Figure 13 below.

Long-Term Cash Cycle	Average Long-Term Cash Award as % of Target	Business Environment
2010/2011	165%

2011: Healthy semiconductor demand under weakening economic conditions; business conditions deteriorated in the second half of calendar year 2011

2010: Strong operating performance supported by semiconductor industry demand growth

2009/2010	119%

2010: Strong operating performance supported by semiconductor industry demand growth

2009: Difficult business environment of global downturn continued through the first half of calendar year 2009; improved conditions in the second half of calendar year 2009

2008/2009	59%

2009: Difficult business environment of global downturn continued through the first half of calendar year 2009; improved conditions in the second half of calendar year 2009

2008: Difficult business environment of global downturn in economy; weak semiconductor demand environment

Figure 13. Long-Term Cash Payouts, 2008/2009 to 2010/2011.

Payout decisions under the 2010/2011 long-term cash program. In February 2012, the committee determined payouts for the 2010/2011 performance cycle. The performance metric for both years of the program was non-GAAP operating income, and the starting equity price for determination of stock price appreciation metric was set as $30.32 Specific non-GAAP operating income goals were set in six month increments, and during the entire performance period, these goals ranged from $121 million to $201 million, reflecting stretch goals under prevailing business conditions. Actual quarterly performance of non-GAAP operating income ranged from 44% to 125% of goal. Without regard to stock price appreciation, the resulting payout would have been 102% of target for the entire period. However, the stock price appreciation metric served to increase the payouts to 165% of target. The committee did not exercise negative discretion against these results.

Payouts for the eligible NEOs were awarded at 165% of target, as follows:

Named Executive Officer(1)	Target Two-Year Cash Award	Cash Payout
Martin B. Anstice	$1,000,000	$1,648,516
Ernest E. Maddock	$800,000	$1,318,813
Richard A. Gottscho	$675,000	$1,112,748
Sarah A. O’Dowd	$625,000	$1,030,323
Stephen G. Newberry	$2,250,000	$3,709,161

(1)	Dr. Srinivasan did not participate in the 2010/2011 program.

Figure 14. 2010/2011 Long-Term Cash Awards.

Calendar year 2011 and 2012 decisions under the 2011/2012 long-term cash program. The year-long parameters of the 2011/2012 performance period were set in February 2011. The target award amounts were set at that time, and are shown in the table below. At that time, the committee also set non-GAAP operating income as the performance metric for the 2011 calendar year portion of the 2011/2012 program and set the starting price for measuring stock price appreciation for the 2011 calendar year at $41.21, the 200-day moving average as of December 23, 2010. In February 2012, the committee retained non-GAAP operating income as the performance metric and retained $41.21 as the starting price for measuring stock price appreciation for the 2012 calendar year portion of the program. Specific goals against the non-GAAP operating income have been set in advance on a six-month basis throughout the two-year period. Payouts will be determined and made in February 2013 to eligible NEOs.

Named Executive Officer	Target Two-Year Cash Award (split evenly between CY 2011 and CY 2012)
Martin B. Anstice	$1,200,000
Ernest E. Maddock	$800,000
Richard A. Gottscho	$800,000
Sarah A. O’Dowd	$625,000
Stephen G. Newberry	$2,250,000

Figure 15. 2011/2012 Long-Term Cash Target Award Opportunities.

Calendar year 2012 decisions under the 2012/2013 long-term cash program. In February 2012, the committee set target award amounts for each NEO under the 2012/2013 program, established the performance metric for calendar year 2012 as non-GAAP operating income, and set the starting price for measuring stock price appreciation for the 2012 calendar year at $43.45, the 200-day moving average as of December 23, 2011. Goals against the non-GAAP operating income were also set in February for the first half of calendar year 2012, and in July 2012 for the second half. Payouts under this program will be determined and made in February 2014 to eligible NEOs. The target cash award opportunity for each eligible NEO under the 2012/2013 long-term cash program is shown in the table below.5

Named Executive Officer	Target Two-Year Cash Award (split evenly between CY 2012 and CY 2013)
Martin B. Anstice	$1,750,000
Ernest E. Maddock	$800,000
Richard A. Gottscho	$800,000
Sarah A. O’Dowd	$625,000

Figure 16. 2012/2013 Long-Term Cash Target Award Opportunities.

Long-Term Equity Incentive Program

The equity portion of the long-term incentive program is designed to provide competitive levels of compensation and to reward our senior executives for Company performance and stock price appreciation, using both performance-based and service-based awards. One half of the total long-term target award opportunity for each two-year performance period is awarded under the equity segment of the program. Awards vest on an Award Determination Date in the calendar year following the two-year performance period, depending on continued employment with us and, in the case of performance-based RSUs, on performance against specified metrics and goals.

Vesting and performance results under the 2010/2011 long-term equity program. On February 5, 2010, the committee made a grant to each NEO under the 2010/2011 long-term equity program of performance-based and service-based RSUs with a combined value equal to 50% of the NEO’s total target award amount, as shown in

[5]	Following Mr. Newberry’s transition from CEO in January 2012, he is no longer eligible for this program. See “Potential Payments Upon Termination or Change in Control” for a description of Mr. Newberry’s employment contract.

Figure 17. To determine the number of performance-based and service-based RSUs, the NEO’s long-term equity target award amount was divided by $33.29, the closing price of our common stock on the grant date. On the same date, the performance criteria for the performance-based RSUs were set. The performance metric was non-GAAP operating income, and the goal was 15% or more non-GAAP operating income as a percentage of revenue. Maximum vesting under the performance-based award is 100%, and the minimum is 0%. The Award Determination Date for all of the performance-based and service-based RSUs under this program was on February 5, 2012. On that date, the service-based awards vested due to the passage of time, and the performance-based awards vested in full (100%) under the previously set performance criteria.6

Named Executive Officer	Equity Target Award Opportunity	Vested Service-based Restricted Stock Unit Award	Vested Performance-based Restricted Stock Unit Award
Martin B. Anstice	$1,000,000	15,019	15,019
Ernest E. Maddock	$800,000	12,015	12,015
Richard A. Gottscho	$675,000	10,138	10,138
Sarah A. O’Dowd	$625,000	9,387	9,387
Stephen G. Newberry	$2,250,000	33,793	33,793

Figure 17. 2010/2011 Long-Term Equity Vesting.

Awards under the 2011/2012 long-term equity program. Under the 2011/2012 long-term equity program, on March 4, 2011 the committee made a grant to each NEO of performance-based and service-based RSUs with a combined value equal to 50% of the NEO’s total target award amount, as shown in the following table. To determine the number of performance-based and service-based RSUs, the NEO’s equity target dollar amount was divided by $58.27, the closing price of our common stock on the grant date. The performance criteria for the performance-based RSUs were set by the committee on the same date. The performance metric is non-GAAP operating income, and goals were set for the two-year performance period at that time. The maximum vesting is 100%, and the minimum is 0%. The Award Determination Date will be March 4, 2013. On that date, the service-based RSUs will vest, and the performance-based RSUs will vest to the extent earned under the specified criteria.

Named Executive Officer	Equity Target Award Opportunity	Service-based Restricted Stock Units Award	Performance-based Restricted Stock Units Award
Martin B. Anstice	$1,200,000	10,296	10,296
Ernest E. Maddock	$800,000	6,864	6,864
Richard A. Gottscho	$800,000	6,864	6,864
Sarah A. O’Dowd	$625,000	5,362	5,362
Mukund Srinivasan	$400,000	3,432	3,432
Stephen G. Newberry	$2,250,000	19,306	19,306

Figure 18. 2011/2012 Long-Term Equity Awards.

[6]	Dr. Srinivasan did not participate in the 2010/2011 long-term incentive plan.

Calendar year 2012 decisions for the 2012/2013 long-term equity program. On February 7, 2012, the committee made a grant under the 2012/2013 long-term equity program to each NEO of RSUs with a combined value equal to 50% of the NEO’s total target award amount, as shown in Figure 19. As explained above, the committee granted only service-based equity awards because of the then pending merger with Novellus. To determine the number of RSUs, the NEO’s long-term equity target dollar amount was divided by $43.38, the closing price of our common stock on the grant date. The Award Determination Date is February 7, 2014.

Named Executive Officer(1)	Long-Term Equity Target Award Opportunity	Service-based Restricted Stock Units Award
Martin B. Anstice	$1,750,000	40,341
Ernest E. Maddock	$800,000	18,441
Richard A. Gottscho	$800,000	18,441
Sarah A. O’Dowd	$625,000	14,407

(1)	As noted above, Dr. Srinivasan is not participating in the 2012/2013 executive officer program.

Figure 19. 2012/2013 Long-Term Equity Awards.

Employment/Change in Control Arrangements

The Company has entered into employment agreements with Messrs. Anstice, Maddock and Newberry, and change in control agreements with our other executive officers, including Dr. Gottscho and Ms. O’Dowd. The Company enters into these agreements to help attract and retain our NEOs and believes that these agreements help facilitate a smooth transaction and transition in connection with a change-in-control event. The Company also entered into an employment agreement with Timothy Archer, our chief operating officer, in connection with the Novellus merger.

The employment agreements generally provide for designated payments in the event of an “involuntary termination” of employment, “death,” or “disability,” as each is defined in the applicable agreements. The employment agreements, and also the change in control agreements, generally provide for designated payments in the case of a “change in control” when coupled with an “involuntary termination” (i.e., a double trigger is required before payment is made due to a change in control), as each is defined in the applicable agreements.

After the end of the fiscal year, the Company entered into new employment agreements with Mr. Maddock and Dr. Gottscho. The Company also entered into a new change in control agreement with Ms. O’Dowd.

For additional information about these arrangements and detail about post-termination payments under these arrangements, see the “Potential Payments Upon Termination or Change in Control” tables.

Other Benefits Not Available to All Employees

Elective Deferred Compensation Plan. The Company maintains an elective deferred compensation plan that allows eligible employees (including all of the NEOs) to voluntarily defer receipt of all or a portion of base salary and certain incentive compensation payments until a date or dates elected by the participating employee. This allows the employee to defer taxes on compensation amounts that are deferred. In addition, we provide a limited Company contribution to the plan for all eligible employees.

Supplemental Health and Welfare Benefits. We provide certain health and welfare benefits not generally available to other employees, including the payment of premiums for supplemental long-term disability insurance, executive dental insurance coverage, and an executive medical reimbursement program that reimburses an executive officer’s payment of medical co-insurance and co-payments, and vision care expenses.

We also provide post-retirement medical and dental insurance coverage for eligible former executive officers under our Executive Retirement Medical and Dental Plan, subject to certain eligibility requirements. We have an independent actuarial valuation of this post-retirement benefit conducted annually in accordance with generally accepted accounting principles. The most recent valuation was conducted in June 2012 and reflected the following retirement benefit obligation for the NEOs:

Named Executive Officer	Fiscal Year 2012
Martin B. Anstice	$192,000
Ernest E. Maddock	$465,000
Richard A. Gottscho	$426,000
Sarah A. O’Dowd	$235,000
Mukund Srinivasan	$189,000
Stephen G. Newberry	$436,000

Figure 20. Post-Retirement Benefit Obligations as of June 2012.

V. TAX AND ACCOUNTING CONSIDERATIONS

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), imposes limitations on the deductibility for federal income tax purposes of compensation in excess of $1 million paid to our chief executive officer, and any of our three other most highly compensated executive officers (other than our chief financial officer) in a single tax year. Generally, compensation in excess of $1 million may only be deducted if it is “performance-based compensation” within the meaning of the Code.

When we design our executive compensation program, we take into account whether a particular form of compensation will be considered “performance-based” compensation for purposes of section 162(m).

To facilitate the deductibility of compensation payments under section 162(m), in fiscal year 2004, we adopted the Executive Incentive Plan (“EIP”) and obtained stockholder approval for the EIP at that time and again in calendar year 2010. Both the Annual Incentive Program and the Long-term Incentive Program are administered under the EIP. The annual program awards and the long-term cash awards to our NEOs generally qualify for deductibility under section 162(m) to the extent practicable.

Consistent with the EIP and the regulations under section 162(m), compensation income realized upon the exercise of stock options granted under our long-term incentive program generally will be deductible because the awards are granted by a committee whose members are outside directors and the other conditions of the EIP are satisfied. However, compensation associated with RSUs granted under the long-term incentive program or under the Global Products Group Key Incentive Plan is deductible only to the extent that vesting is based on specific performance goals and the other conditions of the EIP are satisfied. Therefore, compensation income realized upon the vesting of service-based RSUs or upon the vesting of equity awards not meeting the conditions required by the EIP is not deductible to the Company to the extent that the threshold is exceeded.

The committee monitors the application of section 162(m) and the associated Treasury regulations on an ongoing basis and the advisability of qualifying our executive compensation for deductibility of such compensation. The committee’s policy is to qualify our executive compensation for deductibility under applicable tax laws to the extent practicable and if the committee believes it is in the best interests of the Company and its stockholders.

Taxation of “Parachute” Payments

Sections 280G and 4999 of the Code provide that “disqualified individuals” within the meaning of the Code (which generally includes certain officers, directors and employees of the Company) may be subject to additional taxes if they receive payments or benefits in connection with a change in control of the corporation that exceeds certain prescribed limits. The corporation or its successor may also forfeit a deduction on the amounts subject to this additional tax.

We did not provide any of our executive officers, including any NEO, any director, or any other service provider with a “gross-up” or other reimbursement payment for any tax liability that the individual might owe as a result of the application of Sections 280G or 4999 during fiscal year 2012, and we have not agreed and are not otherwise obligated to provide any individual with such a “gross-up” or other reimbursement.

Internal Revenue Code Section 409A

Section 409A of the Code imposes significant additional taxes on an executive officer, director, or service provider that receives non-compliant “deferred compensation” that is within the scope of section 409A. Among other things, section 409A potentially applies to the cash awards under the long-term incentive program, the Elective Deferred Compensation Plan, certain equity awards, and severance arrangements.

To assist our employees in avoiding additional taxes under section 409A, we have structured the long-term incentive program, the Elective Deferred Compensation Plan, and our equity awards in a manner intended to qualify them for exclusion from or compliance with section 409A.

Accounting for Stock-Based Compensation

We follow Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC 718”) for accounting for our stock options and other stock-based awards. ASC 718 requires companies to calculate the grant date “fair value” of their stock option grants and other equity awards using a variety of assumptions. This calculation is performed for accounting purposes. ASC 718 also requires companies to recognize the compensation cost of stock option grants and other stock-based awards in their income statements over the period that an employee is required to render service in exchange for the option or other equity award.

COMPENSATION COMMITTEE REPORT

The compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K. Based on this review and discussion, the compensation committee has recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and the Company’s Annual Report on Form 10-K.

This Compensation Committee Report shall not be deemed “filed” with the SEC for purposes of federal securities law, and it shall not, under any circumstances, be incorporated by reference into any of the Company’s past or future SEC filings. The report shall not be deemed soliciting material.

COMPENSATION COMMITTEE

Grant M. Inman (Chair)

Michael R. Cannon

Youssef A. El-Mansy

Christine A. Heckart

Abhijit Y. Talwalkar

COMPENSATION COMMITTEE INTERLOCKS

AND INSIDER PARTICIPATION

None of the committee members has ever been an officer or employee of Lam Research. No interlocking relationship exists or existed during fiscal year 2012 between any member of our compensation committee and any member of any other company’s board of directors or compensation committee.

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)		Stock Awards ($) (1)	Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($) (2)	Total ($)
Martin B. Anstice	2012	$605,288	$0		$1,749,993	$1,463,810	(6)	$22,337	$3,841,428
President and	2011	$512,738	$0		$1,199,896	$2,518,831	(7)	$16,459	$4,247,924
Chief Executive Officer	2010	$425,141	$0		$999,965	$1,385,442	(8)	$16,857	$2,827,405

Ernest E. Maddock	2012	$474,261	$0		$799,971	$1,012,865	(9)	$18,413	$2,305,510
Senior Vice President and	2011	$457,194	$0		$799,931	$2,096,358	(10)	$18,069	$3,371,552
Chief Financial Officer	2010	$415,693	$0		$799,959	$1,224,780	(11)	$17,987	$2,458,419

Richard A. Gottscho	2012	$427,942	$5,609	(3)	$799,971	$905,832	(12)	$19,959	$2,159,312
Senior Vice President,	2011	$396,781	$0		$1,248,731	$1,799,597	(13)	$18,913	$3,464,022
Global Products	2010	$345,363	$28,918	(4)	$1,607,108	$995,312	(14)	$41,719	$3,018,420

Sarah A. O’Dowd	2012	$377,596	$0		$624,976	$774,526	(15)	$15,355	$1,792,453
Group Vice President and	2011	$363,753	$0		$624,887	$1,611,267	(16)	$16,783	$2,616,690
Chief Legal Officer

Mukund Srinivasan	2012	$305,769	$3,200	(5)	$828,280	$415,862	(17)	$20,390	$1,573,501
Vice President and General
Manager, Clean Business

Stephen G. Newberry	2012	$699,231	$0		$0	$2,530,467	(18)	$11,331	$3,241,029
Vice Chairman	2011	$857,852	$0		$2,249,921	$6,274,853	(19)	$10,619	$9,393,245
	2010	$737,473	$0		$2,249,938	$3,211,287	(20)	$11,184	$6,209,882

(1)

The amounts shown in this column represent the value of restricted stock unit awards granted in accordance with ASC 718. However, pursuant to SEC rules, these values are not reduced by an estimate for the probability of forfeiture. The assumptions used to calculate the fair value of the restricted stock units in fiscal year 2012 are set forth in Note 11 in the Notes to Consolidated Financial Statements of the Company’s Annual Report on Form 10-K for the fiscal year ended June 24, 2012.

(2)	Please refer to the “All Other Compensation” table, which immediately follows this table, for additional information.
(3)	Represents a patent award and a bonus equal to the additional income tax due to section 409A for certain stock option awards.
(4)	Represents a bonus equal to the additional income tax due to section 409A for certain stock option awards.
(5)	Represents a bonus paid for a patent award.
(6)

Represents $521,125 earned by Mr. Anstice under the 2011 Annual Incentive Program (“AIP”), $233,936 accrued on Mr. Anstice’s behalf for the performance during fiscal year 2012 under the 2010/2011 Cash Long-Term Incentive Program (“LTIP”), $405,171 accrued on Mr. Anstice’s behalf for the performance during fiscal year 2012 under the 2011/2012 Cash LTIP, and $303,578 accrued on Mr. Anstice’s behalf for the performance during fiscal year 2012 under the 2012/2013 Cash LTIP. Mr. Anstice has received the amounts accrued under the 2010/2011 Cash LTIP, and will be eligible to receive the amounts accrued under the 2011/2012 and 2012/2013 Cash LTIPs if he remains employed by the Company through the respective award determination dates in February 2013 and February 2014.
(7)

Represents $629,285 earned by Mr. Anstice under the 2010 AIP, $433,868 accrued on Mr. Anstice’s behalf for performance during fiscal year 2011 under the 2009/2010 Cash LTIP, $1,033,893 accrued on Mr. Anstice’s behalf for performance during fiscal year 2011 under the 2010/2011 Cash LTIP, and $421,785 accrued on Mr. Anstice’s behalf for performance during fiscal year 2011 under the 2011/2012 Cash LTIP. Mr. Anstice has received the amounts accrued under the 2009/2010 and 2010/2011 Cash LTIPs, and will be eligible to receive the amounts accrued under the 2011/2012 Cash LTIPs if he remains employed by the Company through the award determination date in February 2013.

(8)

Represents $287,482 earned by Mr. Anstice under the 2009 AIP, $238,722 accrued on Mr. Anstice’s behalf for performance during fiscal year 2010 under the 2008/2009 Cash LTIP, $464,637 accrued on Mr. Anstice’s behalf for performance during fiscal year 2010 under the 2009/2010 Cash LTIP, and $394,601 accrued on Mr. Anstice’s behalf for performance during fiscal year 2010 under the 2010/2011 Cash LTIP. Mr. Anstice has received the amounts accrued under the 2008/2009, 2009/2010, and 2010/2011 Cash LTIPs.

(9)

Represents $416,823 earned by Mr. Maddock under the 2011 AIP, $187,149 accrued on Mr. Maddock’s behalf for performance during fiscal year 2012 under the 2010/2011 Cash LTIP, $270,114 accrued on Mr. Maddock’s behalf for performance during fiscal year 2012 under the 2011/2012 Cash LTIP, and $138,779 accrued on Mr. Maddock’s behalf for performance during fiscal year 2012 under the 2012/2013 Cash LTIP. Mr. Maddock has received the amounts accrued under the 2010/2011 Cash LTIP, will be eligible to receive the amounts accrued under the 2011/2012 and 2012/2013 Cash LTIPs if he remains employed by the Company through the respective award determination dates in February 2013 and February 2014.

(10)

Represents $591,375 earned by Mr. Maddock under the 2010 AIP, $396,679 accrued on Mr. Maddock’s behalf for performance during fiscal year 2011 under the 2009/2010 Cash LTIP, $827,114 accrued on Mr. Maddock’s behalf for performance during fiscal year 2011 under the 2010/2011 Cash LTIP, and $281,190 accrued on Mr. Maddock’s behalf for performance during fiscal year 2011 under the 2011/2012 Cash LTIP. Mr. Maddock has received the amounts accrued under the 2009/2010 and 2010/2011 Cash LTIPs, and will be eligible to receive the amounts accrued under the 2011/2012 Cash LTIPs if he remains employed by the Company through the award determination date in February 2013.

(11)

Represents $266,028 earned by Mr. Maddock pursuant to the 2009 AIP, $218,260 accrued on Mr. Maddock’s behalf for performance during fiscal year 2010 under the 2008/2009 Cash LTIP, $424,811 accrued on Mr. Maddock’s behalf for performance during fiscal year 2010 under the 2009/2010 Cash LTIP, and $315,681 accrued on Mr. Maddock’s behalf for performance during fiscal year 2010 under the 2010/2011 Cash LTIP. Mr. Maddock has received the amounts accrued under the 2008/2009, 2009/2010, and 2010/2011 Cash LTIPs.

(12)

Represents $339,032 earned by Dr. Gottscho under the 2011 AIP, $157,907 accrued on Dr. Gottscho’s behalf for performance during fiscal year 2012 under the 2010/2011 Cash LTIP, $270,114 accrued on Dr. Gottscho’s behalf for performance during fiscal year 2012 under the 2011/2012 Cash LTIP, and $138,779 accrued on Dr. Gottscho’s behalf for performance during fiscal year 2012 under the 2012/2013 Cash LTIP. Dr. Gottscho has received the amounts accrued under the 2010/2011 Cash LTIP, will be eligible to receive the amounts accrued under the 2011/2012 and 2012/2013 Cash LTIPs if he remains employed by the Company through the respective award determination dates in February 2013 and February 2014.

(13)

Represents $508,144 earned by Dr. Gottscho under the 2010 AIP, $312,385 accrued on Dr. Gottscho’s behalf for performance during fiscal year 2011 under the 2009/2010 Cash LTIP, $697,878 accrued on Dr. Gottscho’s behalf for performance during fiscal year 2011 under the 2010/2011 Cash LTIP, and $281,190 accrued on Dr. Gottscho’s behalf for performance during fiscal year 2011 under the 2011/2012 Cash LTIP. Dr. Gottscho has received the amounts accrued under the 2009/2010 and 2010/2011 Cash LTIPs, and will be eligible to receive the amounts accrued under the 2011/2012 Cash LTIP if he remains employed by the Company through the award determination date in February 2013.

(14)

Represents $222,539 earned by Dr. Gottscho under the 2009 AIP, $171,880 accrued on Dr. Gottscho’s behalf for performance during fiscal year 2010 under the 2008/2009 Cash LTIP, $334,538 accrued on Dr. Gottscho’s behalf for performance during fiscal year 2010 under the 2009/2010 Cash LTIP, and $266,355 accrued on Dr. Gottscho’s behalf for performance during fiscal year 2010 under the 2010/2011 Cash LTIP. Dr. Gottscho has received the amounts accrued under the 2008/2009, 2009/2010, and 2010/2011 Cash LTIPs.

(15)

Represents $308,868 earned Ms. O’Dowd under the 2011 AIP, $146,210 accrued on Ms. O’Dowd’s behalf for performance during fiscal year 2012 under the 2010/2011 Cash LTIP, and $211,027 accrued on Ms. O’Dowd’s behalf for performance during fiscal year 2012 under the 2011/2012 Cash LTIP and $108,421 accrued on Ms. O’Dowd’s behalf for performance during fiscal year 2012 under the 2012/2013 Cash LTIP. Ms. O’Dowd has received the amounts accrued under the 2010/2011 Cash LTIP, will be eligible to receive the amounts accrued under the 2011/2012 and 2012/2013 Cash LTIPs if she remains employed by the Company through the respective award determination dates in February 2013 and February 2014.

(16)

Represents $435,498 earned by Ms. O’Dowd under the 2010 AIP, $309,906 accrued on Ms. O’Dowd’s behalf for performance during fiscal year 2011 under the 2009/2010 Cash LTIP, $646,183 accrued on Ms. O’Dowd’s behalf for performance during fiscal year 2011 under the 2010/2011 Cash LTIP, and $219,680 accrued on Ms. O’Dowd’s behalf for performance during fiscal year 2011 under the 2011/2012 Cash LTIP. Ms. O’Dowd has received the amounts accrued under the 2009/2010 and 2010/2011 Cash LTIPs, and will be eligible to receive the amounts accrued under the 2011/2012 Cash LTIP if she remains employed by the Company through the award determination date in February 2013.

(17)

Represents $194,068 earned by Dr. Srinivasan under the 2012 AIP, $$135,057 accrued on Dr. Srinivasan’s behalf for performance during fiscal year 2012 under the 2011/2012 Cash LTIP and $86,737 accrued on Dr. Srinivasan’s behalf during fiscal year 2012 under the 2012/2013 Cash LTIP. Dr. Srinivasan has received the amounts accrued under the 2011/2012 Cash LTIP and will be eligible to receive the amounts accrued under the 2011/2012 Cash LTIP if he remains employed by the Company through the award determination date in February 2013.

(18)

Represents $1,244,414 earned by Mr. Newberry under the 2011 AIP, $526,357 accrued on Mr. Newberry’s behalf for performance during fiscal year 2012 under the 2010/2011 Cash LTIP and $759,696 accrued on Mr. Newberry’s behalf for performance during fiscal year 2012 under the 2011/2012 Cash LTIP. Mr. Newberry has received the amounts accrued under the 2010/2011 Cash LTIP, and will be eligible to receive the amounts accrued under the 2011/2012 if he remains employed by the Company through the award determination date in February 2013.

(19)

Represents $2,166,049 earned by Mr. Newberry under the 2010 AIP, $991,698 accrued on Mr. Newberry’s behalf for performance during fiscal year 2011 under the 2009/2010 Cash LTIP, $2,326,259 accrued on Mr. Newberry’s behalf for performance during fiscal year 2011 under the 2010/2011 Cash LTIP, and $790,847 accrued on Mr. Newberry’s behalf for performance during fiscal year 2011 under the 2011/2012 Cash LTIP. Mr. Newberry has received the amounts accrued under the 2009/2010 and 2010/2011 Cash LTIPs, and will be eligible to receive the amounts accrued under the 2011/2012 Cash LTIP if he remains employed by the Company through the award determination date in February 2013.

(20)

Represents $715,760 earned by Mr. Newberry under the 2009 AIP, $545,650 accrued on Mr. Newberry’s behalf for performance during fiscal year 2010 under the 2008/2009 Cash LTIP, $1,062,026 accrued on Mr. Newberry’s behalf for performance during fiscal year 2010 under the 2009/2010 Cash LTIP, and $887,851 accrued on Mr. Newberry’s behalf for performance during fiscal year 2010 under the 2010/2011 Cash LTIP. Mr. Newberry has received the amounts accrued under the 2008/2009, 2009/2010, and 2010/2011 Cash LTIPs.

All Other Compensation for Fiscal Year 2012

Name	Fiscal Year	Company Matching Contribution to the Company’s Section 401(k) Plan	Company Paid Long-Term Disability Insurance Premiums (1)	Company Paid Life Insurance Premiums (2)	Company Paid Healthcare Insurance Premiums (3)	Company Contribution to the Elective Deferred Compensation Plan	Gross Up (4)	Total
Martin B. Anstice	2012	$8,876	$0	$1,236	$9,725	$2,500	$0	$22,337
Ernest E. Maddock	2012	$6,574	$929	$1,236	$8,975	$699	$0	$18,413
Richard A. Gottscho	2012	$7,545	$1,174	$1,236	$9,129	$0	$875	$19,959
Sarah A. O’Dowd	2012	$2,644	$0	$1,236	$8,975	$2,500	$0	$15,355
Mukund Srinivasan	2012	$7,575	$0	$1,236	$9,725	$0	$1,854	$20,390
Stephen G. Newberry	2012	$0	$370	$1,236	$9,725	$0	$0	$11,331

(1)	Represents the portion of supplemental long term disability insurance premiums paid by the Company.
(2)	Represents the portion of life insurance premiums paid by the Company.
(3)	Represents the portion of executive dental and executive medical reimbursement insurance premiums paid by the Company.
(4)	Represents the portion of gross up tax amount applied to Bonus paid for applicable Federal, State, and local laws.

Grants of Plan-Based Awards for Fiscal Year 2012

				Estimated Future Payouts Under Non-Equity Incentive Plan Awards		Estimated Future Payouts Under Equity Incentive Plan Awards	All Other Stock Awards: Number of Shares of Stock or Units (#) (3)	All Other Option Awards: Number of Securities Underlying Options (#)	Grant Date Fair Value of Stock and Option Awards ($) (4)
Name	Award Type	Grant Date	Approval Date	Target ($) (1)	Maximum ($)	Target (#) (2)
Martin B. Anstice	Annual Incentive Program	N/A	2/7/2012	$831,000	$1,870,000	0	0	0	$0
	Equity LTIP	2/7/2012	2/7/2012	$0	$0	0	40,341	0	$1,749,993
	Cash LTIP	N/A	2/7/2012	$1,750,000	$4,375,000	0	0	0	$0

Ernest E. Maddock	Annual Incentive Program	N/A	2/6/2012	$412,000	$927,000	0	0	0	$0
	Equity LTIP	2/7/2012	2/6/2012	$0	$0	0	18,441	0	$799,971
	Cash LTIP	N/A	2/6/2012	$800,000	$2,000,000	0	0	0	$0

Richard A. Gottscho	Annual Incentive Program	N/A	2/6/2012	$372,000	$837,000	0	0	0	$0
	Equity LTIP	2/7/2012	2/6/2012	$0	$0	0	18,441	0	$799,971
	Cash LTIP	N/A	2/6/2012	$800,000	$2,000,000	0	0	0	$0

Sarah A. O’Dowd	Annual Incentive Program	NA	2/6/2012	$290,000	$653,000	0	0	0	$0
	Equity LTIP	2/7/2012	2/6/2012	$0	$0	0	14,407	0	$624,976
	Cash LTIP	NA	2/6/2012	$625,000	$1,562,500	0	0	0	$0

Mukund Srinivasan	Annual Incentive Program	NA	4/2/2012	$228,000	$513,000	0	0	0
	Equity LTIP	4/27/2012	4/24/2012	$0	$0	0	11,884	0	$499,960
	Cash LTIP	NA	4/24/2012	$500,000	$1,250,000	0	0	0	$0
	Time-based RSU	3/2/2012	2/27/2012	$0	$0	0	8,000	0	$328,320

Stephen G. Newberry	Annual Incentive Program	N/A	N/A	$0	$0	0	0	0	$0
	Equity LTIP	N/A	N/A	$0	$0	0	0	0	$0
	Cash LTIP	N/A	N/A	$0	$0	0	0	0	$0

(1)	Base salary used to calculate the Annual Incentive Program (“AIP”) goal was base salary approved in February 2012. Actual base earnings under the AIP could be different.
(2)	Represents RSUs with performance-based vesting.

(3)	Represents RSUs with service-based vesting.
(4)

The amounts shown in this column represent the value of restricted stock unit awards granted during fiscal year 2012 in accordance with ASC 718. However, pursuant to SEC rules, these values are not reduced by an estimate for the probability of forfeiture. The assumptions used to calculate the fair value of the restricted stock units in fiscal year 2012 are set forth in Note 11 in the Notes to Consolidated Financial Statements of the Company’s Annual Report on Form 10-K for the fiscal year ended June 24, 2012.

Outstanding Equity Awards at 2012 Fiscal Year-End

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (1)
Martin B. Anstice	0	0	$0	N/A	40,341	(2)	$1,530,941	0		$0
	0	0	$0	N/A	10,296	(3)	$390,733	10,296	(4)	$390,733
	29,120(5)	0	$20.21	2/26/2014	0		$0	0		$0

Ernest E. Maddock	0	0	$0	N/A	18,441	(2)	$699,836	0		$0
	0	0	$0	N/A	6,864	(3)	$260,489	6,864	(4)	$260,489
	24,480(5)	0	$20.21	2/26/2014	0		$0	0		$0

Richard A. Gottscho	0	0	$0	N/A	18,441	(2)	$699,836	0		$0
	0	0	$0	N/A	6,864	(3)	$260,489	6,864	(4)	$260,489

Sarah A. O’Dowd	0	0	$0	N/A	14,407	(2)	$546,746	0		$0
	0	0	$0	N/A	5,362	(3)	$203,488	5,362	(4)	$203,488
	38,658(5)	0	$20.21	2/26/2014	0		$0	0		$0

Mukund Srinivasan	0	0	$0	N/A	4,000	(6)	$151,800	0		$0
	0	0	$0	N/A	11,884	(7)	$450,998	0		$0
	0	0	$0	N/A	3,432	(3)	$130,244	3,432	(4)	$130,244
	0	0	$0	N/A	2,866	(8)	$108,765	0		$0

Stephen G. Newberry	0	0	$0	N/A	19,306	(3)	$732,663	19,306	(4)	$732,663
	123,700(5)	0	$20.21	2/26/2014	0		$0	0		$0

(1)	Calculated by multiplying the number of unvested shares by $37.95, the closing price per share of our common stock on June 22, 2012.
(2)	RSUs were granted on February 7, 2012. On February 7, 2014, 100% of the RSUs will vest provided that the person remains an employee on such date.
(3)	RSUs were granted on March 4, 2011. On March 3, 2013, 100% of the RSUs will vest provided that the person remains an employee on such date.
(4)

RSUs were granted on March 4, 2011 and are subject to performance criteria and continued service. On March 4, 2013, 100% of the RSUs will vest provided that the performance criteria have been met and the person remains an employee on such date.

(5)	Options were granted on February 26, 2009. On February 26, 2011, 100% of the options vested.
(6)

RSUs were granted on March 2, 2012. As of the 2012 fiscal year-end, 50% of the RSUs granted on March 2, 2012 had vested. On September 2, 2012, half of the remaining unvested RSUs vested, and on December 2, 2012, the remaining unvested RSUs will vest provided that the person remains an employee on such date.

(7)

RSUs were granted on April 27, 2012. On each of November 13, 2013 and May 13, 2014, 33% of the RSUs will vest, and on August 12, 2014, 34% will vest provided that the person remains an employee on such date.

(8)	RSU were grant on February 17, 2010. On July 15, 2012, 100% of the RSUs will vest provided that the person remains an employee on such date.

Option Exercises and Stock Vested for Fiscal Year 2012

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Martin B. Anstice	0	$0	30,038	$1,312,961
Ernest E. Maddock	0	$0	24,030	$1,050,351
Richard A. Gottscho	0	$0	32,276	$1,330,504
Sarah A. O’Dowd	0	$0	18,774	$820,612
Mukund Srinivasan	0	$0	18,619	$753,048
Stephen G. Newberry	0	$0	67,586	$2,959,253

(1)

The table shows all stock options exercised and the value realized upon exercise, and all stock awards vested and the value realized upon vesting, by the NEOs during fiscal year 2012, which ended on June 24, 2012.

Non-Qualified Deferred Compensation for Fiscal Year 2012

Name	Executive Contributions in FY12		Registrant Contributions in FY12 (1)	Aggregate Earnings in FY12 (2)	Aggregate Withdrawals/ Distributions in FY12	Aggregate Balance at FYE12
Martin B. Anstice	$775,969	(3)	$2,500	($66,824)	$0	$3,032,350
Ernest E. Maddock	$1,074,139	(4)	$699	$284,802	$0	$10,654,434
Richard A. Gottscho	$0		$0	$76,304	$0	$1,601,376
Sarah A. O’Dowd	$1,050,923	(5)	$2,500	($29,452)	$0	$1,407,264
Mukund Srinivasan	$0		$0	$0	$0	$0
Stephen G. Newberry	$0		$0	$58,266	$0	$1,284,083

(1)

Represents the amount that the Company credited to the Elective Deferred Compensation Plan (“EDCP”), which is 3% of Executive Contribution during calendar year 2011, to a maximum benefit of $2,500. These amounts are included in the Summary Compensation and All Other Compensation tables.

(2)	The NEOs did not receive above-market or preferential earnings in fiscal year 2012.
(3)

Executive contributions in fiscal year 2012 include $457,257 reported in our fiscal year 2012 Summary Compensation Table, $215,680 reported in our fiscal year 2011 Summary Compensation Table and $103,032 reported in our fiscal year 2010 Summary Compensation Table.

(4)

Executive contributions in fiscal year 2012 include $578,678 reported in our fiscal year 2012 Summary Compensation Table, $330,609 reported in our fiscal year 2011 Summary Compensation Table and $164,852 reported in our fiscal year 2010 Summary Compensation Table.

(5)

Executive contributions in fiscal year 2012 include $653,014 reported in our fiscal year 2012 Summary Compensation Table, $269,119 reported in our fiscal year 2011 Summary Compensation Table and $128,790 reported in our fiscal year 2010 Summary Compensation Table.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Executive Employment Agreements

Martin B. Anstice

The Company and Mr. Anstice entered into an employment agreement, effective January 1, 2012, for a term of three years, subject to the right of the Company or Mr. Anstice, under certain circumstances, to terminate the agreement prior to such time.

Under the terms of the agreement, Mr. Anstice will receive a base salary of $665,000, which will be reviewed annually and potentially adjusted. Mr. Anstice is also entitled to participate in any short-term or long-term variable compensation programs offered by the Company to its executive officers generally, subject to the applicable terms and conditions of those programs and the approval of the independent members of the board, and to participate in the Company’s Elective Deferred Compensation Plan. Mr. Anstice receives other benefits, such as health insurance, vacation, and benefits under other plans and programs generally applicable to executive officers of the Company.

If an Involuntary Termination (as defined in Mr. Anstice’s agreement) of Mr. Anstice’s employment occurs, other than in connection with a change in control (as defined in the agreement), Mr. Anstice will be entitled to: (1) a lump-sum cash payment equal to 18 months of his then-current base salary, plus an amount equal to the average of the last five annual payments made to Mr. Anstice under the short term variable compensation or any predecessor or successor programs (the “Short Term Program,” and such average, the “Five Year Average Amount”), plus an amount equal to the pro-rata amount he would have earned under the Short Term Program for the calendar year in which his employment is terminated had his employment continued until the end of such calendar year, such pro-rata portion to be calculated based on the performance results achieved under the Short Term program and the number of full months elapsed prior to the termination date; (2) payment of any amounts accrued as of the date of termination under any long-term cash-based variable-compensation programs of the Company (the “Long Term Cash Programs”); (3) certain medical benefits; and (4) vesting, as of the date of termination, of a pro rata portion (based on time of service) of the unvested stock option or RSU awards granted to Mr. Anstice at least twelve months prior to the termination date.

If a Change in Control of the Company (as defined in Mr. Anstice’s agreement) occurs during the period of Mr. Anstice’s employment, and if there is an Involuntary Termination of Mr. Anstice’s employment either in contemplation of or within the 12 months following the change in control, Mr. Anstice will be entitled to: a lump-sum cash payment equal to 18 months of Mr. Anstice’s then-current base salary, plus an amount equal to the Five Year Average Amount, plus an additional amount equal to the amount he would have earned under the Short Term Program for the calendar year in which his employment is terminated multiplied by the number of full months worked in that calendar year divided by twelve; certain medical benefits; vesting, as of the date of termination, of the unvested stock option or RSU awards granted to Mr. Anstice prior to the change in control; and payment of any amounts accrued as of the change in control under the Long Term Cash Programs, plus an amount equal to the remaining target amount under the Long Term Cash Programs.

If Mr. Anstice’s employment is terminated due to disability or in the event of his death, Mr. Anstice (or his estate) will be entitled to: (1) the pro-rata amount he would have earned under the Short Term Program for the calendar year in which his employment is terminated had his employment continued until the end of such calendar year, such pro-rata portion to be calculated based on the performance results achieved under the Short Term Program and the number of full months elapsed prior to the termination date; (2) payment of any amounts accrued as of the date of termination under the Long Term Cash Programs; (3) certain medical benefits; and (4) vesting, as of the date of termination, of at least 50% of the unvested stock option or RSU awards granted to Mr. Anstice prior to the date of termination (or a pro rata amount, based on period of service, if greater than 50%).

If Mr. Anstice voluntarily resigns, he will be entitled to no additional benefits (except as he may be eligible for under the Executive Retiree Medical Plan), stock options and RSUs will cease to vest on the termination date, and stock options will be cancelled unless they are exercised within ninety days after the termination date. RSUs will be cancelled on the termination date.

Mr. Anstice’s agreement also subjects Mr. Anstice to customary confidentiality and non-competition obligations during the term of the agreement, and non-solicitation obligations for a period of six months following the termination of his employment. The agreement also requires Mr. Anstice to execute a release in favor of the Company to receive the payments described above.

Ernest E. Maddock

The Company and Mr. Maddock entered into an employment agreement, effective July 1, 2009, for a term of three years, subject to the right of the Company or Mr. Maddock, under certain circumstances, to terminate the agreement prior to such time. The terms of Mr. Maddock’s agreement are substantively similar to those of Mr. Anstice’s agreement, with the following material differences: Mr. Maddock will receive a base salary and, effective April 2012, this base salary was adjusted to $485,000.

The severance terms of Mr. Maddock’s agreement are generally similar to those of Mr. Anstice’s agreement, provided that (1) Mr. Maddock will receive 12 months base salary instead of 18 months in the event of his Involuntary Termination; and (2) instead of a payment of the Five Year Average Amount, he will receive a payment of 50% of the Five Year Average Amount. The change in control terms of Mr. Maddock’s agreement are generally similar to those of Mr. Anstice’s agreement, provided that Mr. Maddock will receive 12 months base salary instead of 18 months in the event of his Involuntary Termination. After the end of the fiscal year, the Company and Mr. Maddock entered into an employment agreement effective July 18, 2012 for a term of three years with the same terms as the expiring agreement.

After the end of the fiscal year, the Company and Mr. Maddock entered into a new employment agreement, effective July 18, 2012, for a term of three years, subject to the right of the Company or Mr. Maddock under certain circumstances, to terminate the agreement prior to such time. Mr. Maddock’s new employment agreement has the same terms as his prior agreement.

Timothy M. Archer

The Company and Mr. Archer entered into an employment agreement, effective June 4, 2012, for a term of three years, subject to the right of the Company or Mr. Archer, under certain circumstances, to terminate the agreement prior to such time. The terms of Mr. Archer’s agreement are substantively similar to those of Mr. Anstice’s agreement, with the following material differences: Mr. Archer will receive a base salary, and this base salary is $550,000. Mr. Archer is not an NEO for fiscal year 2012; and his agreement includes a retention bonus. His contract is described here because he is our COO and for completeness.

The severance terms of Mr. Archer’s agreement are generally similar to those of Mr. Anstice’s agreement, provided that (1) Mr. Archer will receive 12 months base salary instead of 18 months in the event of his Involuntary Termination; and (2) instead of a payment of the Five Year Average Amount, he will receive a payment of 50% of the Five Year Average Amount. The change in control terms of Mr. Archer’s agreement are generally similar to those of Mr. Anstice’s agreement, provided that Mr. Archer will receive 12 months base salary instead of 18 months in the event of his Involuntary Termination.

Other Executive Agreements

The Company entered into change in control agreements with Dr. Gottscho and Ms. O’Dowd, effective July 1, 2009, for a term of three years, subject to the right of the Company or the executive, under certain circumstances, to terminate the agreement prior to such time. The agreements provide that if a change in control (as defined as in Mr. Anstice’s agreement) of the Company occurs during the period of their employment under the change in control agreement, and there is an Involuntary Termination (as defined as in Mr. Anstice’s agreement) of the executive’s employment, the executive will be entitled to payments and benefits substantively similar to those contained in the change in control provisions of Mr. Maddock’s agreement.

The change in control agreements contain confidentiality, non-competition, and non-solicitation terms that are substantively similar to those of Mr. Anstice’s and Mr. Maddock’s agreements, and require Dr. Gottscho and Ms. O’Dowd to execute releases in favor of the Company to receive the payments described in the previous paragraph.

After the end of the fiscal year, the Company and Dr. Gottscho entered into an employment agreement, effective July 18, 2012, for a term of three years, subject to the right of the Company or Dr. Gottscho, under certain circumstances, to terminate the agreement prior to such time. The terms of Dr. Gottscho’s agreement are substantively similar to those of Mr. Maddock’s July 18, 2012 employment agreement.

Also after the end of the fiscal year, the Company and Ms. O’Dowd entered into a change in control agreement, effective July 18, 2012, for a term of three years, with the same terms as her prior agreement.

Vice Chairman of the Board Employment Agreement

The terms of Stephen G. Newberry’s agreement provide that Mr. Newberry shall serve as the Company’s Vice Chairman, for a term commencing on January 1, 2012 and ending on December 31, 2014, subject to the right of the Company or Mr. Newberry, under certain circumstances, to terminate the agreement prior to December 31, 2014, and provided that Mr. Newberry’s employment under the agreement will terminate upon his death or disability, as defined in the Newberry Agreement.

Under Mr. Newberry’s agreement, Mr. Newberry will receive a base salary of $500,000 per year, subject to annual adjustment at the discretion of the Board. That amount will be paid solely in cash during 2012, and during 2013 and 2014 will be paid partially in cash, and partially in restricted stock units, as described in the agreement. Mr. Newberry will continue to vest in his current 2011/2012 Long-Term Incentive Plan, but he will not be eligible for future awards under the Company’s short-term or long term variable compensation plans. Mr. Newberry will receive other benefits, such as health insurance, vacation, and other benefit plans and compensation programs generally applicable to executive officers of the Company.

The change in control terms and payment triggers of Mr. Newberry’s agreement are generally similar to those of Mr. Anstice’s agreement and provide that Mr. Newberry will be entitled to (1) a lump-sum cash payment equal to 12 months of Mr. Newberry’s Base Compensation; (2) if as of the termination date, payment has not yet been made under the Short Term Plan that was in effect during the 2011 calendar year, payment of any amounts under the Short Term Plan that was in effect during the 2011 calendar year which Mr. Newberry would have earned (based on the performance results achieved under the plan) if his employment had not been terminated; (3) certain medical benefits; (4) vesting, as of the date of termination, of the unvested portions of any stock option or restricted stock unit awards granted to Mr. Newberry prior to the change in control, and (5) payment of any amounts accrued as of the last full completed quarter as of the change in control under any long-term cash-based variable compensation plans (which will only include the 2011/2012 Long-Term Incentive Plan for Mr. Newberry) of the Company (the “Long Term Plans”), plus an amount equal to the remaining target amount under the Long Term Plans.

If Mr. Newberry is involuntarily terminated other than in connection with a change in control, he will be entitled to (1) a lump-sum cash payment equal to 12 months of Mr. Newberry’s base salary; (2) if as of the termination date, payment has not yet been made under the Short Term Plan that was in effect during the 2011 calendar year, payment of any amounts under the Short Term Plan that was in effect during the 2011 calendar year which Mr. Newberry would have earned (based on the performance results achieved under the plan) if his employment had not been terminated; (3) certain medical benefits; and (4) vesting of any unvested stock options or RSUs that were granted 12 months or more before the termination date, in an amount such that the total vested shares under any such awards equals the total number of calendar months worked, divided by the total number of months over which such award vests, multiplied by the number of shares subject to such award; and any Long Term Plans (which will only include the 2011/2012 Long-Term Incentive Plan for Mr. Newberry) which are accrued as of the last full completed quarter prior to the termination date.

In the event of Mr. Newberry’s death or disability, he (or his estate) will be entitled to (1) a lump-sum cash payment equal to 12 months of Mr. Newberry’s base compensation less, in the case of Mr. Newberry’s death, certain insurance payments, and, if as of the termination date, payment has not yet been made under the Short Term Plan that was in effect during the 2011 calendar year, payment of any amounts under the Short Term Plan that was in effect during the 2011 calendar year which Mr. Newberry would have earned (based on the performance results achieved under the plan) if his employment had not been terminated plus; (2) payment of certain accrued but unpaid amounts under any Long Term Plan (which will only include the 2011/2012 Long-Term Incentive Plan for Mr. Newberry); (3) certain medical benefits; and (4) vesting of any unvested stock options or RSUs, in an amount equal to the greater of 50% of such awards or an amount such that the total vested shares under any such awards equals the total number of calendar months worked, divided by the total number of months over which such award vests, multiplied by the number of shares subject to such award.

If Mr. Newberry voluntarily resigns, he will be entitled to no additional benefits (except as he may be eligible for under the Executive Retiree Medical Plan), any unvested stock options will be cancelled 90 days after the date of termination unless earlier exercised. RSUs will be cancelled on the date of termination.

The Newberry Agreement contains confidentiality and non-competition obligations during the term of the agreement, and non-solicitation obligations for a period of six months following the termination of his employment.

Equity Plans

In addition to the above, certain of our stock plans provide for accelerated benefits after certain events. While the applicable triggers under each plan vary, these events generally include: (i) a merger or consolidation in which the Company is not the surviving entity, (ii) a sale of substantially all of the Company’s assets, including a liquidation or dissolution of the Company, or (iii) a change in the ownership of more than 50% of our outstanding securities by tender offer or similar transaction. After a designated event, the vesting of some or all of awards granted under these plans may be immediately accelerated in full, or certain awards may be assumed, substituted, replaced or settled in cash by a surviving corporation or its parent. The specific treatment of awards in a particular transaction will be determined by the board and/or the terms of the applicable transaction documents.

Potential Payments to Named Executive Officers Upon Termination or Change in Control

The tables below summarize the potential payments to our NEOs, assuming a change in control of the Company as of the end of fiscal year 2012. These amounts are calculated assuming that the employment termination or change in control occurs on the last day of fiscal year 2012, June 24, 2012. The closing price per share of our common stock on June 22, 2012, which was the last trading day of fiscal year 2012, was $37.95.

Potential Payments to Mr. Anstice Upon Termination or Change of Control

as of June 24, 2012

		Involuntary Termination
Executive Benefits and Payments Upon Termination	Voluntary Termination	Disability or Death	For Cause	Not for Cause	Change in Control
Compensation
Severance	$—	$—	$—	$997,500	$997,500
Short-term Incentive (5-year average)	$—	$—	$—	$415,196	$415,196
Short-term Incentive (pro rata 2012)	$—	$415,600	$—	$415,600	$415,600
Long-term Incentives:
2011-2012 Cash LTIP	$—	$825,879	$—	$825,879	$1,125,879
2012-2013 Cash LTIP	$—	$303,578	$—	$303,578	$1,616,078
Stock Options (Unvested and Accelerated)	$—	$—	$—	$—	$—
Restricted Stock Units (Unvested and Accelerated)	$—	$1,253,906	$—	$488,417	$2,312,407
Benefits and Perquisites
Health Benefit Continuation/COBRA Benefit	$—	$22,545	$—	$22,545	$22,543
Total	$—	$2,821,508	$—	$3,468,715	$6,905,203

Potential Payments to Mr. Maddock Upon Termination or Change of Control

as of June 24, 2012

		Involuntary Termination
Executive Benefits and Payments Upon Termination	Voluntary Termination	Disability or Death	For Cause	Not for Cause	Change in Control
Compensation
Severance	$—	$—	$—	$485,000	$485,000
Short-term Incentive (5-year average)	$—	$—	$—	$190,662	$381,323
Short-term Incentive (pro rata 2012)	$—	$206,181	$—	$206,181	$206,181
Long-term Incentives:
2011-2012 Cash LTIP	$—	$550,585	$—	$550,585	$750,585
2012-2013 Cash LTIP	$—	$138,778	$—	$138,778	$738,778
Stock Options (Unvested and Accelerated)	$—	$—	$—	$—	$—
Restricted Stock Units (Unvested and Accelerated)	$—	$675,529	$—	$325,611	$1,220,814
Benefits and Perquisites
Health Benefit Continuation/COBRA Benefit	$—	$16,796	$—	$16,796	$16,796
Total	$—	$1,587,869	$—	$1,913,613	$3,199,477

Potential Payments to Dr. Gottscho Upon Termination or Change of Control

as of June 24, 2012

		Involuntary Termination
Executive Benefits and Payments Upon Termination	Voluntary Termination	Disability or Death		For Cause	Not for Cause		Change in Control
Compensation
Severance	$—		$—	$—	$		$437,750
Short-term Incentive (5-year average)	$—		$—	$—	$		$317,517
Short-term Incentive (pro rata 2012)	$—	$		$—	$		$186,044
Long-term Incentives:
2011-2012 Cash LTIP	$—	$		$—	$		$750,585
2012-2013 Cash LTIP	$—	$		$—	$		$738,778
Stock Options (Unvested and Accelerated)	$—		$—	$—		$—	$—
Restricted Stock Units (Unvested and Accelerated)	$—	$		$—	$		$1,220,814
Benefits and Perquisites
Health Benefit Continuation/COBRA Benefit	$359,000		$359,000	$359,000		$359,000	$359,000
Total	$359,000		$359,000	$359,000		$359,000	$4,010,488

Potential Payments to Ms. O’Dowd Upon Termination or Change of Control

as of June 24, 2012

		Involuntary Termination
Executive Benefits and Payments Upon Termination	Voluntary Termination	Disability or Death	For Cause	Not for Cause	Change in Control
Compensation
Severance	$—	$—	$—	$—	$386,250
Short-term Incentive (5-year average)	$—	$—	$—	$—	$301,524
Short-term Incentive (pro rata 2012)	$—	$—	$—	$—	$144,844
Long-term Incentives:
2011-2012 Cash LTIP	$—	$—	$—	$—	$586,395
2012-2013 Cash LTIP	$—	$—	$—	$—	$577,171
Stock Options (Unvested and Accelerated)	$—	$—	$—	$—	$—
Restricted Stock Units (Unvested and Accelerated)	$—	$—	$—	$—	$953,721
Benefits and Perquisites
Health Benefit Continuation/COBRA Benefit	$—	$—	$—	$—	$16,796
Total	$—	$—	$—	$—	$2,966,701

Potential Payments to Mr. Newberry Upon Termination or Change of Control

as of June 24, 2012

		Involuntary Termination
Executive Benefits and Payments Upon Termination	Voluntary Termination	Disability or Death		For Cause	Not for Cause	Change in Control
Compensation
Severance	$—	$500,000	*	$—	$500,000	$500,000
Short-term Incentive (5-year average)	$—	$0		$—	$0	$0
Short-term Incentive (pro rata 2012)	$—	$0		$—	$0	$0
Long-term Incentives:
2011-2012 Cash LTIP	$—	$1,548,522		$—	$1,548,522	$2,111,022
2012-2013 Cash LTIP	$—	$0		$—	$0	$0
Stock Options (Unvested and Accelerated)	$—	$0		$—	$0	$0
Restricted Stock Units (Unvested and Accelerated)	$—	$915,828		$—	$915,828	$1,465,325
Benefits and Perquisites
Health Benefit Continuation/COBRA Benefit	$367,000	$367,000		$367,000	$367,000	$367,000
Total	$367,000	3,331,350		$367,000	3,331,350	$4,076,347

*	In the case of death, the $500,000 payment to Mr. Newberry is reduced by amounts payable pursuant to life insurance in Mr. Newberry’s name. For fiscal year 2012, the life insurance amount is $1,000,000, which will reduce this payment to $0.

Dr. Srinivasan does not have an agreement which would result in any payments upon termination or change in control.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER

EQUITY COMPENSATION PLANS

The following table provides information as of June 24, 2012, regarding securities authorized for issuance under the Company’s equity compensation plans. The equity compensation plans of the Company include the 1997 Stock Incentive Plan, the 1999 Stock Option Plan, the 1999 Employee Stock Purchase Plan, the 2007 Stock Incentive Plan, and the 2011 Stock Incentive Plan, each as amended and as may be amended.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights		Weighted- Average Exercise Price of Outstanding Options, Warrants, and Rights (4)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a))
	(a)		(b)	(c)
Equity compensation plans approved by security holders	3,397,079	(1)(2)	$20.78	17,176,485	(3)
Equity compensation plans not approved by security holders	4,836,476	(5)	$25.41	9,370,943	(6)
Total	8,233,555		$25.14	26,547,428

(1)

Includes 15,000 shares issuable under the Company’s 1997 Stock Incentive Plan, which expired prior to June 24, 2012. While there are options still outstanding that were issued pursuant to the Plan, no additional grants may be made under it.

(2)

Includes 3,382,079 shares issuable under the Company’s 2007 Stock Incentive Plan, as amended (the “2007 Plan”). The 2007 Plan was adopted by the board in August 2006, approved by the Company’s stockholders in November 2006, and amended by the board in November 2006. The term of the 2007 Plan is ten years from the latest date of any approval, amendment, or restatement of the Plan by the Company’s stockholders. The 2007 Plan reserves for issuance up to 15,000,000 shares of the Company’s common stock.

(3)

Includes 10,646,603 shares available for future issuance under the 1999 Employee Stock Purchase Plan, as amended (the “1999 ESPP”). This number does not include shares that may be added to the 1999 ESPP share reserve in the future in accordance with the terms of the 1999 ESPP. The 1999 ESPP was adopted by the board in September 1998, approved by the stockholders in November 1998, amended by stockholder approval in November 2003, and amended by the board in May 2010. The term of the 1999 ESPP is twenty years from its effective date of September 30, 1998, unless otherwise terminated or extended in accordance with its terms.

(4)	Does not include restricted stock units (“RSUs”).
(5)

Includes 4,836,476 shares issuable under the Company’s 2011 Stock Incentive Plan, as amended. As part of the Novellus acquisition Lam assumed the Novellus Systems, Inc. 2011 Stock Incentive Plan. The 2011 Plan was approved by Novellus shareholders before the acquisition but has not been approved by a separate vote of Company stockholders.

(6)

Includes 9,370,943 shares available for future issuance under the Company’s 2011 Stock Incentive Plan. The 2011 Plan was approved by Novellus shareholders before the acquisition but has not been approved by a separate vote of Company stockholders.

PROPOSAL NO. 2

ADVISORY VOTE ON FISCAL YEAR 2012

EXECUTIVE COMPENSATION (“SAY ON PAY”)

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) enables the Company’s stockholders to vote to approve, on an advisory or non-binding basis, the compensation of our named executive officers, as disclosed in this proxy statement in accordance with SEC rules. Although the vote is advisory and is not binding on us or on our board of directors, our compensation committee and, as appropriate, our board, will take into account the outcome of the vote when considering future executive compensation decisions and will evaluate whether any actions are necessary to address stockholder concerns.

We believe that our compensation philosophy has allowed us to attract, retain, and motivate qualified executive officers who have contributed to our success. For more information regarding the compensation of our named executive officers and our compensation philosophy, we encourage you to read the section of this proxy statement entitled “Executive Compensation and Other Information — Compensation Discussion and Analysis,” the compensation tables, and the narrative following the compensation tables for a more detailed discussion of our compensation policies and practices.

We are asking for stockholder approval, on an advisory or non-binding basis, of the compensation of our named executive officers in accordance with SEC rules, including section 14A of the Exchange Act. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the policies and practices described in this proxy statement.

Stockholder approval of Proposal No. 2 requires the affirmative vote of a majority of the shares present and cast on the matter, in person or by proxy, at the annual meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL, ON AN ADVISORY OR NON-BINDING BASIS, OF PROPOSAL NO. 2.

PROPOSAL NO. 3

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Stockholders are being asked to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2013. Ernst & Young LLP has been the Company’s independent registered public accounting firm (independent auditor) since fiscal year 1981.

Approval of Proposal No. 3 will require the affirmative vote of a majority of the outstanding shares of common stock present or represented and voting on the proposal at the annual meeting. Each proxy received by the Proxy Holders will be voted “FOR” the ratification of the appointment of Ernst & Young LLP, unless the stockholder provides other instructions.

Our audit committee meets periodically with Ernst & Young LLP to review both audit and non-audit services performed by Ernst & Young LLP, as well as the fees charged for those services. Among other things, the committee examines the effect that the performance of non-audit services, if any, may have upon the independence of the independent registered public accounting firm. All professional services provided by Ernst & Young LLP, including non-audit services, if any, are subject to approval by the audit committee in accordance with applicable securities laws, rules, and regulations. For more information, see the “Audit Committee Report” and the “Relationship with Independent Registered Public Accounting Firm” sections elsewhere in this proxy statement.

A representative of Ernst & Young LLP is expected to be present at the annual meeting and will have an opportunity to make a statement if he or she so desires. The representative will also be available to respond to appropriate questions from the stockholders.

Stockholder approval of Proposal No. 3 requires the affirmative vote of a majority of the shares present and cast on the matter, in person or by proxy, at the annual meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL NO. 3.

AUDIT COMMITTEE REPORT

The Company’s management, audit committee and independent registered public accounting firm (Ernst & Young LLP) have specific but different responsibilities relating to Lam’s financial reporting. Lam’s management is responsible for the financial statements and for the system of internal control and the financial reporting process. Ernst & Young LLP has the responsibility to express an opinion on the financial statements and the system of internal control over financial reporting, based on the audit they conducted in accordance with the standards of the Public Company Accounting Oversight Board (U.S.). The audit committee is responsible for monitoring and overseeing these processes.

In this context and in connection with the audited financial statements contained in the Company’s Annual Report on Form 10-K for the fiscal year ended June 24, 2012, the audit committee took the following actions:

•	Reviewed and discussed the audited financial statements with Company management

•	Discussed with Ernst & Young LLP the matters required to be discussed by Rule AU380 of the Public Company Accounting Oversight Board (“PCAOB”), “Communication with Audit Committees”

•

Reviewed the written disclosures and the letter from Ernst & Young LLP, required by Rule 3526 of the PCAOB, “Communication with Audit Committees Concerning Independence,” and discussed with Ernst & Young LLP its independence

•

Based on the foregoing reviews and discussions, recommended to the board of directors that the audited financial statements be included in the Company’s 2012 Annual Report on Form 10-K for the fiscal year ended June 24, 2012 for filing with the SEC

This Audit Committee Report shall not be deemed “filed” with the SEC for purposes of federal securities law, and it shall not, under any circumstances, be incorporated by reference into any of the Company’s past or future SEC filings. The report shall not be deemed soliciting material.

AUDIT COMMITTEE

Eric K. Brandt

Catherine P. Lego (Chair)

Kim E. Perdikou

Delbert A. Whitaker

RELATIONSHIP WITH

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Ernst & Young LLP has audited the Company’s consolidated financial statements since the Company’s inception.

Fees Billed by Ernst & Young LLP

The table below shows the fees billed by Ernst & Young LLP for audit and other services provided to the Company in fiscal years 2012 and 2011.

Services / Type of Fee	Fiscal Year 2012	Fiscal Year 2011
Audit Fees (1)	$4,528,332	$2,854,146
Audit-Related Fees (2)	684,815	145,880
Tax Fees	—	—
All Other Fees (3)	1,995	1,995

TOTAL	$5,215,1422	$3,002,021

(1)

Audit fees represent fees for professional services provided in connection with the audits of annual financial statements, and for fiscal year 2012 include review of the Company’s acquisition of Novellus. Audit fees also include reviews of quarterly financial statements, audit services related to other statutory or regulatory filings or engagements, and fees related to Ernst & Young LLP’s audit of the effectiveness of the Company’s internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act.

(2)

Audit-related fees consist of assurance and related services that are reasonably related to the audit or review of the Company’s financial statements and are not reported above under “Audit Fees” and include fees related to accounting due diligence review associated with the Company’s acquisition of Novellus during fiscal year 2012.

(3)	Other fees represent subscription fees to Ernst & Young LLP’s accounting research service.

The audit committee reviewed summaries of the services provided by Ernst & Young LLP and the related fees during fiscal year 2012 and has determined that the provision of non-audit services was compatible with maintaining the independence of Ernst & Young LLP as the Company’s independent registered public accounting firm. The audit committee approved 100% of the services and related fee amounts for services provided by Ernst & Young LLP during fiscal year 2012.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services

It is the responsibility of the audit committee to approve, in accordance with Sections 10A(h) and (i) of the Exchange Act and the rules and regulations of the SEC, all professional services, to be provided to the Company by its Independent Registered Public Accounting Firm, provided that the audit committee shall not approve any non-audit services proscribed by Section 10A(g) of the Exchange Act in the absence of an applicable exemption.

It is the policy of the Company that the audit committee pre-approves all audit and permissible non-audit services provided by the Company’s independent registered public accounting firm, consistent with the criteria set forth in the Audit Committee Charter and applicable laws and regulations. The committee has delegated to the chair of the committee the authority to pre-approve such services, provided that the chair shall report any decisions to pre-approve such services to the full audit committee at its next regular meeting. These services may include audit services, audit-related services, tax services, and other services. The Company’s independent registered public accounting firm and Company management are required to periodically report to the audit committee regarding the extent of services provided by the Company’s independent registered public accounting firm pursuant to any such pre-approval.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

No family relationships exist or existed during fiscal year 2012 among any of the Company’s directors and executive officers. No related-party transactions occurred during fiscal year 2012.

OTHER MATTERS

We are not aware of any other matters to be submitted to the annual meeting. If any other matters properly come before the annual meeting, the Proxy Holders intend to vote the shares they represent as the board of directors may recommend or, if the board does not make a recommendation, as the Proxy Holders decide in their reasonable judgment.

It is important that your stock holdings be represented at the meeting, regardless of the number of shares you hold. We urge you to complete and return the accompanying proxy card in the enclosed envelope, or vote your shares by telephone or internet, as described in the materials accompanying this proxy statement.

By Order of the Board of Directors,

Sarah A. O’Dowd
Secretary

Fremont, California

Dated: September 21, 2012

LAM RESEARCH CORPORATION
C/O Joyce Cartun
4650 CUSHING PARKWAY, CA-1
FREMONT,CA 94538

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

1 OF 2

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

CONTROL # → 000000000000

NAME	SHARES
THE COMPANY NAME INC. - COMMON	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS A	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS B	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS C	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS D	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS E	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS F	123,456,789,012.12345
THE COMPANY NAME INC. - 401 K	123,456,789,012.12345

PAGE 1 OF 2

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: X

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01 Martin B. Anstice
02 Eric K. Brandt
03 Michael R. Cannon
04 Youssef A. El-Mansy
05 Christine A. Heckart
06 Grant M. Inman
07 Catherine P. Lego
08 Stephen G. Newberry
09 Krishna C. Saraswat
10 William R. Spivey
11 Abhijit Y. Talwalkar

The Board of Directors recommends you vote FOR proposals 2. and 3.

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address change/comments, mark here. ☐
(see reverse for instructions)

	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) in this card. When signing as attorney, executor, administrator, or other fiduciary, please give full title. Joint owners should each sign personally. For a Corporation, an authorized officer must sign. For a partnership, an authorized person must sign.

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

Signature [PLEASE SIGN WITHIN BOX] Date

JOB #

Signature (Joint Owners) Date

SHARES
CUSIP #
SEQUENCE #

02 0000000000

0000149703_1 R1.0.0.11699

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Combined Document is/are available at www.proxyvote.com .

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF LAM RESEARCH CORPORATION IN CONJUNCTION WITH THE ANNUAL MEETING TO BE HELD ON NOVEMBER 1, 2012

The undersigned stockholder of LAM RESEARCH CORPORATION, a Delaware corporation (the "Company"), hereby (a) acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated September 21, 2012, and the 2012 Annual Report to Stockholders; (b) appoints Martin B. Anstice and George M. Schisler, Jr., or either of them, proxy holders and attorneys-in-fact, each with full power to designate substitutes, on behalf and in the name of the undersigned, to represent the undersigned at the 2012 Annual Meeting of Stockholders of LAM RESEARCH CORPORATION (and any adjournment(s) or postponement(s) of the Meeting) to be held on November 1, 2012 at 11:00 a.m., Pacific Daylight Time, at the principal executive offices of the Company located at 4650 Cushing Parkway, Fremont, California 94538, and (c) authorizes the proxy holders to vote all shares of Common Stock that the undersigned would be entitled to vote if personally present at the Meeting, on the matters set forth on the reverse side and, in their discretion, on any other matter(s) that may properly come before the Meeting or any adjournment(s) or postponement(s) of the Meeting.

This proxy will be voted as directed. If no contrary direction is indicated, the proxy will be voted for the election of the director nominees, for the advisory vote on fiscal year 2012 executive compensation ("Say on Pay"), and for the proposal to ratify the appointment of independent registered public accounting firm for fiscal year 2013, and as the proxy holders deem advisable, on any other matter(s) that may properly come before the meeting.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

0000149703_2 R1.0.0.11699